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Exhibit 2.4



                      THE EQUITABLE LIFE ASSURANCE
                      SOCIETY OF THE UNITED STATES,
                                 Seller,

                                   and

                          SM PORTFOLIO PARTNERS
                               Purchaser.



                          _____________________

                       PURCHASE AND SALE AGREEMENT
                          _____________________



                            December 12, 1997

                                Premises

Eastland Mall                   NorthPark Mall
Evansville, Indiana             Davenport, Iowa

Empire East                     Rushmore Mall
Sioux Falls, South Dakota       Rapid City, South Dakota

Empire Mall                     Southern Hills Mall
Sioux Falls, South Dakota       Sioux City, Iowa

Granite Run Mall                SouthPark Mall
Media, Pennsylvania             Moline, Illinois

Lake Square Mall                Southridge Mall
Leesburg, Florida               Des Moines, Iowa

Lindale Mall                    Valley Mall
Cedar Rapids, Iowa              Harrisonburg, Virginia

Mesa Mall
Grand Junction, Colorado





                            TABLE OF CONTENTS

Article   Page

1.  Definitions                                                         2

2.  Agreement to Sell and Purchase                                      10

3.  Purchase Price; Existing Financing                                  10
  3.1  Purchase Price.                                                  10
  3.2  Escrow Provisions                                                11
  3.3  Existing Financing                                               13

4.  Permitted Encumbrances                                              14

5.  The Closing                                                         15
  5.1  Closing Date                                                     15
  5.2  Actions at Closing                                               16

6.  Apportionments                                                      16
  6.1  Rents                                                            16
  6.2  Leasing Costs                                                    21
  6.3  Ancillary Income.                                                22
  6.4  Additional Items                                                 22
  6.5  Adjustment Statement                                             25
  6.6  Tenant Note Obligations  25
  6.7  Survival  26

7.   Actions to be Taken and Documents to be Delivered at or Prior
     to the Closing                                                     26
  7.1  Equitable's Deliveries                                           26
  7.2  Purchaser's Deliveries                                           30
  7.3  Access to Records                                                31

8.  Malls Conveyed As Is; Representations and Warranties of Equitable   31
  8.1  No Implied Representations                                       31
  8.2  "As-Is" Purchase                                                 32
  8.3  Representations and Warranties of Equitable                      33
  8.4  Effect of Estoppels                                              40
  8.6  Survival of Equitable's Warranties, etc.                         41

9.  Representations and Warranties of Purchaser                         43
  9.1  Purchaser's Warranties                                           43
  9.2  Remaking of Warranties; Survival                                 44

10.  Conditions to the Obligation of Equitable to Close                 44
  10.1  Purchase Price                                                  44
  10.2  Representations and Warranties                                  44
  10.3  Performance of Obligations                                      44
  10.4  Required Consents                                               44
  10.5  Rating Agency Approval                                          44

11.  Conditions to the Obligation of Purchaser to Close                 45
  11.1  Representations and Warranties                                  45
  11.2  Performance of Obligations                                      45
  11.3  Title                                                           45
  11.4  Estoppels                                                       45
  11.5  Required Consents                                               45
  11.6  Rating Agency Approval                                          45

12.  Risk of Loss                                                       45
  12.1  Substantial Casualty                                            45
  12.2  Substantial Taking                                              46
  12.3  Other Casualty or Taking                                        47

13.  Operation of the Malls Until Closing                               47
  13.1  Standard of Operation                                           47
  13.2  Leasing                                                         48

14.  Title to the Mall                                                  49
  14.1  Title Defects                                                   49
  14.2  Waiver by Purchaser                                             50
  14.3  Deeds Full Performance; Survival                                50

15.  Brokers, etc.                                                      50
  15.1  Equitable's Representation                                      50
  15.2  Purchaser's Representation                                      50
  15.3  Survival                                                        51

16.  Default; Remedies                                                  51
  16.1  Purchaser's Default                                             51
  16.2  Equitable's Default                                             51
  16.3  Survival                                                        52

17.  Estoppels.                                                         52
  17.1  Required Estoppels.                                             52
  17.2  Additional Estoppels                                            53
  17.3  No Default.                                                     53
  17.4  Seller's Estoppels                                              53

18.  Notices                                                            55

19.  Further Assurances                                                 56

20.  Captions                                                           57

21.  Governing Law; Construction                                        57

22.  Entire Agreement; No Third Party Beneficiary, etc.                 57

23.  Waivers; Extensions                                                58

24.  Pronouns                                                           58

25.  Transaction Expenses; Fees and Disbursements of Counsel, etc.      58
  25.1  Transaction Expenses                                            58
  25.2  Other Expenses                                                  58
  25.3  Financial Statements; Appraisals                                59
  25.4  Survival                                                        59

26.  Assignment                                                         59

27.  Counterparts                                                       59

28.  No Recording                                                       59

29.  Unitary Transaction                                                60

30.  Prevailing Party's Attorneys' Fees.                                60

31.  Radon Gas Notification.                                            60

32.  Energy-Efficiency Rating Disclosure.                               60

33.  Waiver of Jury Trial.                                              60




                          Schedule of Exhibits

Exhibit A-1         Description of Land - Eastland Mall
Exhibit A-2         Description of Land - Empire East
Exhibit A-3         Description of Land - Empire Mall
Exhibit A-4         Description of Land - Granite Run Mall
Exhibit A-5         Description of Land - Lake Square Mall
Exhibit A-6         Description of Land - Lindale Mall
Exhibit A-7         Description of Land - Mesa Mall
Exhibit A-8         Description of Land - NorthPark Mall
Exhibit A-9         Description of Land - Rushmore Mall
Exhibit A-10        Description of Land - Southern Hills Mall
Exhibit A-11        Description of Land - SouthPark Mall
Exhibit A-12        Description of Land - Southridge Mall
Exhibit A-13        Description of Land - Valley Mall
Exhibit B           List of Documents Comprising the Mortgage
Exhibit C           List of Documents Comprising the Ground Leases
Exhibit D           List of Documents Comprising the Operating Agreements
Exhibit E           List of Documents Comprising the Other Agreements
Exhibit F           Permitted Encumbrances
Exhibit G           Surveys
Exhibit H           [reserved]
Exhibit I           Tenant Notes
Exhibit J           Environmental Reports
Exhibit K           Schedule of Leases
Exhibit L           Schedule of Violations
Exhibit M           Schedule of Pending Litigation
Exhibit N           Form of Assignment of Ground Lease
Exhibit O           Form of Assignment of Operating Agreements
Exhibit P           Form of Assignment of Leases
Exhibit Q           Form of Assignment of Other Agreements
Exhibit R           Form of General Assignment
Exhibit S           Schedule of Delinquencies
Exhibit T           Pending Condemnation
Exhibit U           Anchor Estoppel Letter (Operating Agreements)
Exhibit V           Tenant Estoppel Letter
Exhibit W           Required Consents
Exhibit X           Schedule of Material Personal Property
Exhibit Y           Seller's Representation Certificate
Exhibit Z           Pending Lease Transactions
Exhibit AA          Ground Lessor Estoppel Letter





          THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 12th day of December, 1997, by and between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation with an office at 1290 Avenue of the Americas, New York, New York 10104 ("Equitable"), as Seller, and SM PORTFOLIO PARTNERS, a Delaware general partnership with an office at 115 West Washington Street, Indianapolis, Indiana 46204 ("Purchaser"), as Purchaser.
                          W I T N E S S E T H :
          WHEREAS, Equitable is owner in fee (other than the portions thereof owned by Anchors and the portions of Eastland Mall, Empire Mall and Southridge Mall that are leasehold interests) of (i) Eastland Mall, a regional shopping mall located in Evansville, Indiana, (ii) Empire East, a community shopping center located in Sioux Falls, South Dakota,
(iii) Empire Mall, a regional shopping mall located in Sioux Falls, South Dakota, (iv) Granite Run Mall, a regional shopping mall located in Media, Pennsylvania, (v) Lake Square Mall, a regional shopping mall located in Leesburg, Florida, (vi) Lindale Mall, a regional shopping mall located in Cedar Rapids, Iowa, (vii) Mesa Mall, a regional shopping mall located in Grand Junction, Colorado, (viii) NorthPark Mall, a regional shopping mall located in Davenport, Iowa, (ix) Rushmore Mall, a regional shopping mall located in Rapid City, South Dakota, (x) Southern Hills Mall, a regional shopping mall located in Sioux City, Iowa, (xi) SouthPark Mall, a regional shopping mall located in Moline, Illinois,
(xii) Southridge Mall, a regional shopping mall located in Des Moines, Iowa, and (xiii) Valley Mall, a regional shopping mall located in Harrisonburg, Virginia, each of which is more particularly described in and is the subject of this Agreement.
          WHEREAS, Equitable desires to sell such shopping malls and center to Purchaser, and Purchaser desires to purchase such shopping malls and center from Equitable, subject to and upon all of the terms, covenants and conditions of this Agreement.
          NOW, THEREFORE, in consideration of the premises and the mutual undertakings in this Agreement, the parties hereto agree as follows:

     1.  Definitions.
          Wherever used in this Agreement, the following terms shall have the meanings set forth in this Article 1 unless the context of this Agreement clearly requires another interpretation:
          "Adjoining Owners" - shall mean, with respect to each Mall, all owners of stores on sites at such Mall or adjacent to such Mall which are owned or ground leased by such owners, which stores are operated in conjunction with the Mall pursuant to an Operating
Agreement.
          "Adjoining Properties" - shall mean, with respect to each
Mall, the land and/or the improvements thereon of Adjoining Owners which are not part of but are operated in conjunction with such Mall under the terms of one or more Operating Agreements.
          "Adjustment Point" - shall have the meaning set forth in
Article 6.
          "Allocated Price" - shall have the meaning set forth in
Section 12.1.
          "Anchor" - shall mean a Tenant or Adjoining Owner occupying a store containing more than 50,000 square feet of gross leasable area.
               "Appurtenances" - shall mean, with respect to each Mall
     and the applicable Land, all right, title and interest, if any, of
     Equitable in and to the following:   all land lying in the bed of
     any street, highway, road or avenue, open or proposed, public or private, in front of or adjoining the Land, to the center line thereof; all rights of way, highways, public places, easements, appendages, appurtenances, sidewalks, alleys, strips and gores of land adjoining or appurtenant to the Land which are now or hereafter used in connection with the Mall;  all awards to be made in lieu of any of the foregoing (other than any condemnation award made as a result of the pending condemnation (or agreement in lieu thereof) of a portion of the Lindale Mall), or for damages to the
     Land by reason of the change of grade of any street, highway, road or avenue; and (d) all easements, rights and privileges benefiting the applicable Land, including, without limitation, those under the applicable Operating Agreements.
          "Bill of Sale" - shall mean each bill of sale to the Personal Property to be delivered at the Closing as provided in subsection 7.1.3.
          "Broker" - shall have the meaning set forth in Section 15.1. "Business Day" - shall mean any day other than a Saturday, a
Sunday or a day on which national banking institutions located in New
York City are authorized or required to close.
         "Casualty" - shall mean any damage to or destruction of any
Mall or any portion thereof caused by fire or other casualty, whether or not insured.
          "Closing" - shall mean the closing of the sale of the Malls by Equitable to Purchaser provided for in Article 5.
          "Closing Date" - shall have the meaning set forth in Section
5.1.
          "Deed"- shall have the meaning set forth in subsection 7.1.1. "Eastland Mall" - shall mean, with respect to the premises described in Exhibit A-1 hereto, collectively, the Land (or, in the case of that portion of the Land which is leased by Equitable under a Ground Lease, Equitable's leasehold interest therein), the Appurtenances, the Improvements, the Personal Property, the Leases, the Operating
Agreements, the Other Agreements and the Intangible Personal Property.
          "Empire East" - shall mean, with respect to the premises
described in Exhibit A-2 hereto, collectively, the Land, the
Appurtenances, the Improvements, the Personal Property, the Leases, the Operating Agreements, the Other Agreements and the Intangible Personal Property.
          "Empire Mall" - shall mean, with respect to the premises
described in Exhibit A-3 hereto, collectively, the Land (or, in the case of that portion of the Land what is leased by Equitable under a Ground Lease, Equitable's leasehold interest therein), the Appurtenances, the Improvements, the Personal Property, the Leases, the Operating
Agreements, the Other Agreements and the Intangible Personal Property.
          "Equitable's Copy" or "Equitable's Copies" - shall mean Equitable's executed counterpart of the instrument in question or, if an executed counterpart is not in Equitable's or the Managing Agent's possession, such conformed or photostatic copies as may be in
Equitable's, ERE's or the Managing Agent's possession.
          "ERE" - shall mean ERE Yarmouth, a member of the Lend Lease
Group and the name under which Equitable Real Estate Investment
Management, Inc. now conducts business.
          "Excepted Items" - shall mean, with respect to each Mall:  (i)
all items of personal property owned by Tenants, subtenants, independent contractors, business invitees, utilities or Adjoining Owners; (ii) all items of personal property used in connection with the Mall which are not owned but are leased by Equitable, it being understood that at the Closing such leases are to be assigned by Equitable to Purchaser without additional consideration to Equitable beyond the Purchase Price; and
(iii) all cash on hand, checks, money orders, accounts receivable
(subject to the provisions of Article 6) and prepaid postage in postage meters.
          "Exhibits" - shall mean the exhibits attached to this
Agreement, each of which shall be deemed to form part of this Agreement whether or not so stated in this Agreement.
          "Existing Financing" - shall mean that certain financing with respect to all of the Malls evidenced by those certain collateralized fixed and floating rate notes in the aggregate principal sum of
$485,000,000 issued by Equitable, which notes are secured by, inter alia, those documents and instruments more particularly described on
Exhibit B hereto.
          "Governmental Authorities" - shall mean all agencies, bureaus, departments and officials of federal, state, county, municipal and local governments and public authorities having jurisdiction over the applicable Mall or any part thereof.
          "Granite Run Mall" - shall mean, with respect to the premises described in Exhibit A-4 hereto, collectively, the Land, the
Appurtenances, the Improvements, the Personal Property, the Leases, the Operating Agreements, the Other Agreements and the Intangible Personal Property.
          "Ground Leases " - shall means those certain ground leases pursuant to which Equitable leases the land underlying portions of the Eastland Mall, the Empire Mall and the Southridge Mall, which ground leases are described in Exhibit C annexed hereto.
          "Impositions" - shall mean, with respect to each Mall, all real estate and personal property taxes, general and special assessments, water and sewer charges, license fees and other fees and charges assessed or imposed by Governmental Authorities upon the applicable Property, Intangible Personal Property and/or Personal
Property.
          "Improvements" - shall mean, with respect to each Mall, all buildings, facilities, structures and improvements now located or hereafter erected on the Land, and all fixtures constituting a part thereof; provided, however, that in the case of buildings or other improvements owned by Adjoining Owners and erected on a portion of the
Land leased by Equitable to such Adjoining Owner, "Improvements" shall mean Equitable's reversionary interest as ground lessor in and to such buildings and improvements.
          "Income" - shall have the meaning set forth in subsection
3.2.1
          "Intangible Personal Property" - shall mean, with respect to each Mall, all right, title and interest of Equitable in and to all intangible personal property used in connection with the operation of the Mall and including, without limitation, good will, going concern value, radius restriction and operating agreements of Tenants and
Anchors, all telephone numbers listed after the name of the Mall, all names, trade names, designations, logos and service marks, and the appurtenant good will, used in connection with operation of the Mall
(other than the names or variations thereof of Equitable, the Managing Agent, Adjoining Owners and Tenants), the right to own, develop, lease and manage the Malls and all similar items of intangible personal property owned by Equitable and utilized solely in connection with the operation of the Mall (excluding items which would be treated as
Excepted Items).
          "knowledge" or "notice" - with respect to Equitable shall
mean, without independent investigation other than inquiry of and review of Equitable's warranties and representations set forth herein with the Managing Agent, the actual knowledge of or written notice received by any of William Horvath, Suman Gera and Douglas Healy.
          "Lake Square Mall" - shall mean, with respect to the premises described in Exhibit A-5 hereto, collectively, the Land, the
Appurtenances, the Improvements, the Personal Property, the Leases, the Operating Agreements, the Other Agreements and the Intangible Personal Property.
          "Land" - shall mean the following: with respect to Eastland
Mall, all those certain lots, pieces or parcels of land situate, lying and being in the County of Vanderburgh, State of Indiana, more particularly described in Exhibit A-1 annexed hereto and made a part hereof; with respect to Empire East, all those certain lots, pieces or parcels of land situate, lying and being in the County of Minnehaha,
State of South Dakota, more particularly described in Exhibit A-2 annexed hereto and made a part hereof; with respect to Empire Mall, all those certain lots, pieces or parcels of land situate, lying and being in the County of Minnehaha, State of South Dakota, more particularly described in Exhibit A-3 annexed hereto and made a part hereof; with respect to Granite Run Mall, all those certain lots, pieces or parcels of land situate, lying and being in the County of Delaware, State of Pennsylvania, more particularly described in Exhibit A-4 annexed hereto and made a part hereof; with respect to Lake Square Mall, all those certain lots, pieces or parcels of land situate, lying and being in the County of Lake, State of Florida, more particularly described in Exhibit
A-5 annexed hereto and made a part hereof; with respect to Lindale Mall, all those certain lots, pieces or parcels of land situate, lying and being in the County of Linn, State of Iowa, more particularly described in Exhibit A-6 annexed hereto and made a part hereof; with respect to
Mesa Mall, all those certain lots, pieces or parcels of land situate, lying and being in the County of Mesa, State of Colorado, more particularly described in Exhibit A-7 annexed hereto and made a part hereof; with respect to NorthPark Mall, all those certain lots, pieces or parcels of land situate, lying and being in the County of Scott,
State of Iowa, more particularly described in Exhibit A-8 annexed hereto and made a part hereof; with respect to Rushmore Mall, all those certain lots, pieces or parcels of land situate, lying and being in the County of Pennington, State of South Dakota, more particularly described in
Exhibit A-9 annexed hereto and made a part hereof; with respect to
Southern Hills Mall, all those certain lots, pieces or parcels of land situate, lying and being in the County of Woodbury, State of Iowa, more particularly described in Exhibit A-10 annexed hereto and made a part hereof; with respect to SouthPark Mall, all those certain lots, pieces or parcels of land situate, lying and being in the County of Rock
Island, State of Illinois, more particularly described in Exhibit A-11 annexed hereto and made a part hereof; with respect to Southridge Mall, all those certain lots, pieces or parcels of land situate, lying and being in the County of Polk, State of Iowa, more particularly described in Exhibit A-12 annexed hereto and made a part hereof; and with respect to Valley Mall, all those certain lots, pieces or parcels of land situate, lying and being in the City of Harrisonburg, State of Virginia, more particularly described in Exhibit A-13 annexed hereto and made a part hereof; in each case together with the Appurtenances.
          "Leases" - shall mean, with respect to each Mall, all leases, licenses, concessions and other forms of agreement, written or oral, however denominated, wherein Equitable (as a party named therein or the successor thereto) grants to any party or parties, other than the
Managing Agent, the right of exclusive use or occupancy of any portion of the Mall, and all renewals, modifications, amendments, guaranties and other agreements affecting the same, but expressly excluding the
Operating Agreements.
          "Leasing Costs" - shall have the meaning set forth in Section
6.2.
          "Legal Requirements" - shall mean, with respect to each Mall, all statutes, laws, ordinances, rules, regulations, executive orders and requirements of all Governmental Authorities which are applicable to such Mall or any part thereof or the use or manner of use thereof, or to the owner, Tenants or occupants thereof in connection with such owner ship, occupancy or use.
          "Letter(s) of Credit" - shall have the meaning set forth in subsection 3.1.1.
          "Lindale Mall" - shall mean, with respect to the premises described in Exhibit A-6 hereto, collectively, the Land, the
Appurtenances, the Improvements, the Personal Property, the Leases, the Operating Agreements, the Other Agreements and the Intangible Personal Property.
          "Mall" - shall mean any of Eastland Mall, Empire East, Empire Mall, Granite Run Mall, Lake Square Mall, Lindale Mall, Mesa Mall,
NorthPark Mall, Rushmore Mall, Southern Hills Mall, SouthPark Mall, Southridge Mall and Valley Mall, and "Malls" shall mean all of the foregoing.
          "Management Agreement" - shall mean the agreement for the management and leasing of the Malls dated as of February 1, 1994 between Seller and the Managing Agent, as heretofore amended.
          "Managing Agent" - shall mean General Growth Management Inc.
          "Mesa Mall" - shall mean, with respect to the premises
described in Exhibit A-7 hereto, collectively, the Land, the
Appurtenances, the Improvements, the Personal Property, the Leases, the Operating Agreements, the Other Agreements and the Intangible Personal Property.
          "Mortgage" - shall mean that certain Mortgage, Deed of Trust, Security Agreement, Assignment of Leases and Rents, Fixture Filing and Financing Statement dated and effective as of May 29, 1996 among
Equitable, as Mortgagor, W. Allen Ames, Jr., as Deed Trustee (solely with respect to Valley Mall), Mesa County Public Trustee, as Deed
Trustee (solely with respect with Mesa Mall) and State Street Bank and
Trust Company, as Trustee, which encumbers each of the Malls, and related agreements and instruments which evidence or secure the Existing Financing, the documents comprising which are listed in Exhibit B.
          "NorthPark Mall" - shall mean, with respect to the premises described in Exhibit A-8 hereto, collectively, the Land, the
Appurtenances, the Improvements, the Personal Property, the Leases, the Operating Agreements, the Other Agreements and the Intangible Personal Property.
          "Operating Agreement" - shall mean, with respect to each Mall, each reciprocal easement and operating agreement or ground lease, as amended, by and between Equitable or its predecessor in title to the
Mall and an Adjoining Owner, the documents comprising which are listed in Exhibit D.
          "Other Agreements" - shall mean, with respect to each Mall, all contracts, agreements and documents pertaining to the Mall to which Equitable or its predecessor in interest is a party and by which
Equitable is bound, other than the Ground Leases, the Operating
Agreements, the Management Agreement, the Mortgage and the Leases, and including without limitation, all service contracts, construction contracts, leases of personal property and utility agreements, the documents comprising which are listed in Exhibit E.
          "Permitted Encumbrances" - shall have the meaning set forth in
Section 4.1.
          "Personal Property" - shall mean, with respect to each Mall, all apparatus, machinery, devices, appurtenances, equipment, furniture, furnishings, promotional and marketing fund accounts and other items of personal property (other than Intangible Personal Property and the
Excepted Items) owned by Equitable and located at and used in connection with the ownership, operation or maintenance of the Mall.
          "Property" - shall mean, with respect to each Mall, the Land, the Appurtenances and the Improvements.
          "Purchase Price" - shall have the meaning set forth in Section
3.1.
          "Rating Agencies - shall mean Moody's Investors Service, Inc.
and Fitch Investors Service, L.P.
          "Rating Agency Approval" - shall mean the approval, pursuant to Section 19.1 of the Mortgage, by each of the Rating Agencies of the conveyance of the Malls to Purchaser subject to, and the assumption by Purchaser of, the Existing Financing.
          "Recording Office" - shall mean, with respect to each Mall, the appropriate office or offices in the state in which the Mall is located for the recording or filing of the documents to be delivered at Closing which are to be recorded or filed therein.
          "Rents" - shall mean all fixed, minimum, additional,
percentage, overage and escalation rents, common area and/or mall mainte nance charges, advertising and promotional charges, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges and other amounts payable under the Leases or the Operating Agreements.
          "Required Consents" shall have the meaning specified in
subsection 8.3.3.
          "Rushmore Mall" - shall mean, with respect to the premises described in Exhibit A-9 hereto, collectively, the Land, the
Appurtenances, the Improvements, the Personal Property, the Leases, the Operating Agreements, the Other Agreements and the Intangible Personal Property.
          "Southern Hills Mall" - shall mean, with respect to the
premises described in Exhibit A-10 hereto, collectively, the Land, the Appurtenances, the Improvements, the Personal Property, the Leases, the Operating Agreements, the Other Agreements and the Intangible Personal Property.
          "SouthPark Mall" - shall mean, with respect to the premises described in Exhibit A-11 hereto, collectively, the Land, the
Appurtenances, the Improvements, the Personal Property, the Leases, the Operating Agreements, the Other Agreements and the Intangible Personal Property.
          "Southridge Mall" - shall mean, with respect to the premises described in Exhibit A-12 hereto, collectively, the Land (or, in the case of this portion of the Land which is leased by Equitable under a
Ground Lease, Equitable's leasehold interest therein), the
Appurtenances, the Improvements, the Personal Property, the Leases, the Operating Agreements, the Other Agreements and the Intangible Personal Property.
          "Substantial Casualty" - shall mean a Casualty with respect to which the cost to repair or restore the affected Improvements substantially to their condition prior to such Casualty exceeds
$2,000,000.
          "Substantial Taking" - shall mean a Taking which shall have a material adverse effect on the value of the Malls taken as a whole.
          "Taking" shall mean a taking of all or any portion of the Land and/or improvements in condemnation or by exercise of the power of eminent domain or by an agreement in lieu thereof.
          "Tenants" - shall mean the tenants, licensees, concessionaires or other users or occupants under Leases.
          "Title Company" shall mean Commonwealth Land Title Insurance
Company,   Interstate Title Services, as agent.
          "Valley Mall" - shall mean, with respect to the premises described in Exhibit A-13 hereto, collectively, the Land, the Appurtenances, the Improvements, the Personal Property, the Leases, the Operating Agreements, the Other Agreements and the Intangible Personal Property.
          "Violations" - shall mean, with respect to each Mall, violations of Legal Requirements existing with respect to the Mall.
    2. Agreement to Sell and Purchase. Upon and subject to the terms and conditions of this Agreement, Equitable agrees to sell and convey the Malls to Purchaser and Purchaser agrees to purchase the Malls from Equitable.
    3.   Purchase Price; Existing Financing.
      3.1 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Malls is Nine Hundred Seventy-Four Million Five Hundred Thousand and No/100 Dollars ($974,500,000), and shall be payable as follows:
         3.1.1     Twenty-Five Million and No/100 Dollars ($25,000,000)
(the "Deposit") shall be paid by Purchaser to Escrow Agent simultaneously herewith, by wire transfer of immediately available federal funds to an account designated by Escrow Agent or by Purchaser's delivering to Equitable one or more clean, irrevocable letters of credit with Equitable as the beneficiary, the form of each of which is reasonably acceptable to Equitable (the "Letter(s) of Credit"). If Letter(s) of Credit are delivered by Purchaser to Equitable: (i) if the Closing occurs the Letter(s) of Credit shall be redelivered by Equitable to Purchaser and the "Remaining Balance" (as defined in subsection
3.1.2) shall in such case be increased by the amount of the Letter(s) of Credit; and (ii) if Equitable shall be holding any Letter of Credit thirty (30) days prior to the expiration date thereof and Purchaser shall not theretofore have delivered to Equitable an endorsement to such Letter of Credit signed by the issuer thereof extending such expiration date for a minimum of thirty (30) days or a replacement Letter of Credit bearing an expiration date at least thirty (30) days following the expiration date of the original Letter of Credit, Equitable shall have the right to draw the full amount of such Letter of Credit and, unless Equitable is then entitled to retain the proceeds of such Letter of Credit pursuant to the terms of this Agreement, such proceeds shall be paid to Escrow Agent (as hereinafter defined) to be held and disposed of in accordance with Section 3.2.
         3.1.2 The balance of the Purchase Price, plus or minus adjustments and credits provided for in Article 6 and any other applicable provisions of this Agreement (the "Remaining Balance") shall be paid as follows: (i) that portion of the Remaining Balance which equals the outstanding principal balance of the Existing Financing on the Closing Date shall be paid by Purchaser's accepting title to the Malls subject to and assuming the Existing Financing; and (ii) the balance of the Remaining Balance shall be paid in cash at the Closing, by wire transfer of immediately available federal funds to an account designated by Equitable.
       3.2   Escrow Provisions.
          3.2.1 If the Deposit is paid in cash, the Title Company (referred to in this Section and sometimes in other sections hereof as "Escrow Agent") shall hold the Deposit in escrow in an interest-bearing bank account in an institution acceptable to Equitable and Purchaser, or in such other type or types of investments as may be agreed to in writing by Equitable and Purchaser, until the Closing or such other time as is specified herein, and shall pay over or apply the Deposit in accordance with the terms of this Section 3.2. All interest or other income earned on the Deposit (the "Income") shall be paid to or applied for the benefit of Purchaser unless the Deposit is to be paid to Equitable as provided in Section 16.1, in which case the Income shall be paid to Equitable. The party that receives the Income or the benefit thereof shall be responsible for paying any income taxes thereon. The tax identification numbers of the parties hereto shall be furnished to Escrow Agent upon request.
           3.2.2 If the Closing occurs, the Deposit shall be paid to Equitable and credited against the Purchase Price and the Income shall be paid to or at the direction of Purchaser. If this Agreement is terminated pursuant to Section 16.1, the Deposit and the Income shall be paid to Equitable as liquidated and agreed upon damages for Purchaser's default. If the Closing does not occur for any reason other than termination of this Agreement pursuant to Section 16.1, then, subject to the provisions of Section 16.2, the Deposit and the Income shall be paid to Purchaser.
           3.2.3 Escrow Agent shall not be required to make any disposition of the Deposit or the Income unless (i) Escrow Agent is directed to do so in writing by Equitable and Purchaser or (ii) Escrow
Agent is directed to do so in writing by the party which claims to be entitled to receive the Deposit and the Income and the other party does not object to such disposition within ten (10) days after written notice of such direction is given by Escrow Agent to the other party or (iii) Escrow Agent is directed to do so by a final order or judgment of a court as hereinafter provided. The notice given by Escrow Agent pursuant to clause (ii) above shall state in capital letters that failure of the addressee to object to the disposition of the Deposit and the Income described in such notice within ten (10) days after the giving thereof shall constitute a waiver of the addressee's right to contest or object to such disposition. In the event that any dispute shall arise with respect to the entitlement of either party to the Deposit or the Income, Escrow Agent shall continue to hold the Deposit and the Income until otherwise directed by written instruction from Equitable and Purchaser or a final order or judgment of a court of competent jurisdiction entered in an action or proceeding to which Escrow Agent is a party. In addition, in the event of any such dispute, Escrow Agent shall have the right at any time to commence an action in interpleader and to deposit the Deposit and/or the Income with the clerk of a court of appropriate jurisdiction in the State of New York. Upon the commencement of such action and the making of such deposit, Escrow
Agent shall be released and discharged from and of all further obligations and responsibilities hereunder. For the purposes of this subsection 3.2.3, no dispute shall be deemed to exist as to entitlement of either party to the Deposit and the Income if the party receiving notice from Escrow Agent pursuant to clause (ii) of this subsection
3.2.3 objects to the disposition of the Deposit and the Income provided for in such notice more than ten (10) days after the giving of such notice by Escrow Agent.
         3.2.4 The parties hereto acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that with respect to the Deposit and the Income Escrow
Agent shall not be deemed to be the agent of any of the parties hereto and that Escrow Agent shall not be liable to either of the parties hereto for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent. Escrow Agent may act upon any instrument or other writing and upon signatures believed by it to be genuine, without any duty of independent verification. Escrow Agent shall not be bound by any modification of this Agreement unless the same is in writing and signed by the parties hereto and a counterpart thereof is delivered to Escrow Agent and, if Escrow Agent's duties, rights or liabilities hereunder are affected, unless Escrow Agent shall have given its prior consent thereto in writing. Escrow Agent shall not be required or obligated to determine any questions of law or fact. The parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent from and against all costs, claims and expenses, including reasonable attorneys' fees and litigation costs, incurred by Escrow
Agent in connection with the performance of its duties under this
Section 3.2 (including, without limitation, in an interpleader action or other litigation regarding the disposition of the Deposit and the Income), except with respect to acts or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.
      3.2.5 Escrow Agent shall have no liability for the selection of any particular account or investment made by the parties hereto, for fluctuations in the value of said account or investment, for the amount of interest or other income earned on said account or investment or for any loss incurred in connection therewith.
         3.2.6 Escrow Agent has acknowledged its agreement to the provisions of this Section 3.2 by signing this Agreement, and Escrow
Agent has executed this Agreement solely for such purpose.
          3.2.7 References in succeeding provisions of this Agreement to the Deposit shall be deemed to be references both to the Deposit and the Income.
      3.3   Existing Financing.
             3.3.1 As provided in Sections 10.5 and 11.6, it shall be a condition precedent to Equitable's and Purchaser's respective obligations to close title hereunder that the Rating Agency Approval shall have been obtained, it being agreed, however, that Purchaser may elect, in its sole discretion, to satisfy this condition by repaying in full the Existing Financing, including any prepayment penalty or premium required to be paid in connection with such repayment and, if Purchaser does so, the amount of the Purchase Price payable by Purchaser to Equitable at Closing shall be the amount provided for in Section 3.1 as if Purchaser had taken title to the Malls subject to the Existing
Financing. Purchaser and Seller each shall, in a timely manner, provide such information, execute and deliver such documents and take such other actions as are required in order that the Rating Agencies may determine whether Purchaser is qualified under the Mortgage to take title to the Malls subject to the Existing Financing. If the Rating Agencies determine that Purchaser is so qualified, Purchaser shall, at (or, if appropriate, prior to) the Closing, execute and deliver such additional documents, and take such other actions, as shall be required under the Mortgage in connection with Purchaser's assumption of the Existing Financing. Without limiting the generality of the foregoing, if required by the Rating Agencies, Purchaser shall submit copies of its organizational documents and shall make such modifications thereto as shall be required by the Rating Agencies, deliver a substantive nonconsolidation opinion from Purchaser's counsel and such other legal opinions of Purchaser's counsel as may be required by the Rating
Agencies, and execute and deliver an assumption of the Mortgage and the other loan documents in the form required thereunder.
            3.3.2 If prior to the Closing Purchaser desires to communicate or meet with the Trustee for the Existing Financing or the Rating Agencies with respect to the Existing Financing or Purchaser's ability to qualify as a party entitled to take title to the Malls subject thereto, Purchaser shall so advise Equitable and afford
Equitable the right to participate in each meeting or communication.
            3.3.3 The terms and conditions of the Existing Financing require that Equitable complete certain maintenance, repair and replacement work at the Malls. To the extent that such work has not heretofore been completed by Equitable, Purchaser shall be solely responsible for the performance of, and payment for, such work following Closing.
    4.    Permitted Encumbrances.
        4.1 Definitions. At the Closing title to the Malls shall be subject only to the following matters ("Permitted Encumbrances"):
        4.1.1 the matters set forth in Exhibit F annexed hereto and made a part hereof;
        4.1.2 liens for Impositions which are not due and payable as of the Closing Date or which are apportioned in accordance with Article
6;
        4.1.3 liens for Impositions which are paid directly by Tenants in occupancy on the Closing Date or by Adjoining Owners to the entity imposing same;
        4.1.4 the state of facts shown on the surveys described in Exhibit G annexed hereto and made a part hereof, which surveys, to the extent not already so updated, shall be updated by surveys dated no earlier than October 23, 1997, which are certified to Purchaser and the Title Company and are accompanied by an affidavit by Equitable, in the form required by the Title Company, that, except in the case of Southridge Mall and any other Mall where material exterior construction is now in progress, there have been no exterior physical changes at the Malls since the date of such updated surveys; and any state of facts a physical inspection of the Malls would show;
       4.1.5 zoning, subdivision, environmental, building and all other Legal Requirements applicable to the ownership, use or development of or the right to maintain or operate the Malls, or have space therein used and occupied by Tenants or Adjoining Owners, presently existing or enacted prior to the Closing;
       4.1.6 all Leases in effect on the date of this Agreement, any extensions or renewals of Leases pursuant to options contained therein which do not require the consent of Equitable thereunder, and any extensions, renewals or amendments of Leases or additional or substituted Leases made between the date hereof and the Closing Date in accordance with the provisions of Article 13;
               4.1.7 mechanics liens, lis pendens and notices of commencement arising from work or other obligations, the payment for which is the responsibility of any Tenant in occupancy on the Closing
Date under a Lease then in effect and in good standing or any Adjoining Owner and not Equitable, it being agreed that a Lease shall be deemed in "good standing" if on the Closing Date the Tenant thereunder is not more than sixty (60) days delinquent in the payment of minimum rent due under its Lease and is not at that time the subject of any petition for relief under the Bankruptcy Code;
               4.1.8 the Mortgage and the applicable loan documents relating thereto;
               4.1.9  the applicable Operating Agreements;
               4.1.10  the applicable Other Agreements; and
               4.1.11 all other matters affecting title to the Malls which are hereafter accepted or required to be accepted or are waived by Purchaser as provided in Article 14.
    5.   The Closing.
        5.1 Closing Date. The closing of the transactions provided for in this Agreement (the "Closing") shall be held at 10:00 A.M. on February 2, 1998 (as the same may be adjourned or advanced pursuant to the terms of this Agreement, the "Closing Date"), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas,
New York, New York 10019. Time shall be of the essence with respect to the Closing Date, provided that (i) Equitable shall have the right to adjourn the Closing Date one or more times for a combined aggregate of not more than sixty (60) days, which shall run concurrently with any adjournment effected by Purchaser pursuant to clause (ii) below, to cure exceptions to title, obtain the Required Consents, enable the parties to obtain the Rating Agency Approval, obtain estoppel certificates or satisfy other closing conditions; and (ii) Purchaser shall have the right to adjourn the Closing Date one or more times for an aggregate of not more than sixty (60) days, which shall run concurrently with any adjournment effected by Equitable pursuant to clause (i) above, to enable the parties to obtain the Rating Agency Approval or to allow additional time for Equitable to satisfy its closing conditions.
    5.2 Actions at Closing. At the Closing, the parties shall deliver and accept the documents and instruments and take all other action required of them pursuant to this Agreement.
    6. Apportionments. At the Closing (except where a later date is specifically provided for in this Article), the items set forth below shall be adjusted as of 11:59 P.M. on the day preceding the Closing Date (the "Adjustment Point"); provided, however, that if the Closing occurs on February 2, 1998, the Adjustment Point shall be 11:59 PM on January
31, 1998 and at the Closing, Purchaser shall pay to Seller an amount equal to interest on the cash portion of the Purchase Price at the rate of 10% per annum for one day.
      6.1 Rents. Rents as and when collected. Any Rents collected by or on behalf of Purchaser (which, for purposes of this Section 6.1, shall include Rents collected by any property manager or other agent acting for Purchaser) subsequent to the Closing (whether due and payable prior to or subsequent to the Adjustment Point) shall be adjusted as of the Adjustment Point, and any portion thereof properly allocable to periods prior to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be paid by Purchaser to Equitable promptly after the collection thereof by or on behalf of Purchaser, but subject to the further provisions of this Section 6.1 in the case of Rents due prior to the Adjustment Point. If prior to the Closing Equitable shall have collected, or if subsequent to the Closing Equitable shall collect, any Rents (which, for the purposes of this Section 6.1, shall include Rents collected by the Managing Agent or other agent acting for Equitable) which are properly allocable in whole or in part to periods subsequent to the Adjustment Point, the portion thereof so allocable to periods subsequent to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be credited to Purchaser by Equitable at the Closing or, if collected after the Closing, shall be promptly remitted by Equitable to Purchaser. As used in this Section 6.1 the term "costs of collection" shall mean and include reasonable attorneys' fees and other costs incurred by or on behalf of Purchaser or Equitable in collecting any Rents, but shall not include the regular fees payable to any property manager for the Malls, the payroll costs of any of Equitable's or Purchaser's employees or any other internal costs or overhead of Equitable or Purchaser.
        6.1.1 Equitable shall deliver to Purchaser at Closing a list of all Tenants and Adjoining Owners at each Mall that are delinquent in payment of Rents as of the Adjustment Point, which list shall set forth the amount of each such delinquency, the period to which each such delinquency relates and the nature of the amount due, itemizing separately fixed monthly rent, tax reimbursements, common area maintenance, electric charges, charges for tenant services, charges for overtime services, percentage rent and other charges, if any. The first amounts collected by or on behalf of Purchaser from each delinquent
Tenant or Adjoining Owner, net of costs of collection, if any, shall be deemed to be in payment of Rents (or the specific components of Rents) for the month in which the Closing occurs, next in payment of Rents (or the specific components of Rents) then due on account of any month after the month in which the Closing occurs and finally in payment of delinquent Rents (or the specific components of Rents) which are in arrears as of the first day of the month in which the Closing occurs, as set forth on such list; provided, however, that if at the Closing Date any Tenant or Adjoining Owner is more than thirty (30) days in arrears in payment of Rents (or any component of Rents), the first amounts collected by or on behalf of Purchaser from each such Tenant or Adjoining Owner on account of the Rents (or the specific component of Rents) as to which it is so delinquent, net of costs of collection, if any, shall be deemed in payment of such Rents (or such specific component of Rents) then due on account of any month after the month in which the Closing occurs, next in payment of such Rents (or such specific component of Rents) for the month in which the Closing occurs and finally in payment of such Rents (or such specific component of Rents) which are in arrears as of the first day of the month in which the Closing occurs, as set forth on such list. Any amounts collected by or on behalf of Purchaser from each delinquent Tenant or Adjoining Owner which, in accordance with the preceding sentence, are allocable to the month in which the Closing occurs (as adjusted as of the Adjustment
Point) or any prior month, net of costs of collection properly allocable thereto, if any, shall be paid promptly by Purchaser to Equitable.
        6.1.2 Purchaser shall exert reasonable efforts for a period of one (1) year after the Closing to bill and collect any delinquencies set forth on the list delivered by Equitable pursuant to subsection
6.1.1 and the amount thereof, as, when and to the extent collected by or on behalf of Purchaser shall, if due to Equitable pursuant to the provisions of subsection 6.1.1, be paid by Purchaser to Equitable, net of costs of collection, if any, properly allocable thereto, promptly after the collection thereof by Purchaser. In no event shall Purchaser be obligated to institute any actions or proceedings or to seek the eviction of any Tenant or Adjoining Owner in order to collect any such delinquencies.
         6.1.3 Following the Closing, Purchaser shall submit or cause to be submitted to Equitable, within 30 days after the end of each calendar quarter up to and including the calendar quarter ending on March 31, 1999, but only so long as any delinquencies shall be owed to Equitable, a statement which sets forth all collections made by or on behalf of Purchaser from the Tenants and Adjoining Owners which owe such delinquencies through the end of such calendar quarter. Equitable shall have the right from time to time following the Closing until 90 days after receipt by Equitable of the last quarterly statement required hereunder, at Equitable's expense during business hours and on reasonable prior notice to Purchaser, to examine and audit so much of the books and records of Purchaser as relate to such delinquencies in order to verify the collections reported by Purchaser in such quarterly statements.
         6.1.4 Nothing contained in this Section 6.1 shall be deemed to prohibit Equitable, at its own expense, from instituting any actions or proceedings in its own name against any Tenant or Adjoining Owner after the Closing in order to collect the amount of any delinquencies due in whole or in part to Equitable from such Tenant or Adjoining
Owner; provided, however, that in no event shall Equitable be entitled in any such action or proceeding to seek to evict any Tenant or Adjoining Owner or to recover possession of its space. If requested by Equitable, Purchaser shall join in any such action or proceeding, or permit the same to be bought in Purchaser's name or in the names of Equitable and Purchaser, all at Equitable's sole cost and expense.
Purchaser shall not waive or settle any delinquency owed in whole or in part to Equitable without the prior written consent of Equitable.
         6.1.5 With respect to that portion of the Rents which constitute percentage or overage rents, or other amounts payable by Tenants or Adjoining Owners based upon sales, receipts or income of such entities, the following shall apply: (i) at the Closing and/or, in the case of percentage or overage rents which are in arrears or are payable in other than monthly installments, subsequent to the Closing, percentage or overage rents shall be apportioned as provided in the other subsections of this Section 6.1 in the case of Rents generally;
and (ii) following the end of the fiscal year on account of which such percentage or overage rents are payable by each Tenant or Adjoining
Owner and receipt by Purchaser of any final payment on account thereof due from such Tenant or Adjoining Owner, Purchaser shall pay to Equitable, net of costs of collection, if any, the excess, if any, of
(a) the amount of percentage or overage rents paid by such Tenant or Adjoining Owner on account of such entire fiscal year multiplied by a fraction, the numerator of which is the number of months (including any fraction of a month expressed as a fraction) of such fiscal year which occurred prior to the Adjustment Point and the denominator of which is 12 or such lesser number of months (including any fraction of a month expressed as a fraction) as may have elapsed in such fiscal year prior to the expiration of the Lease or Operating Agreement in question over
(b) all amounts theretofore received by Equitable on account of the percentage or overage rents in question for such fiscal year. If in any case the amount provided for in (b) above exceeds the amount provided for in (a) above, Equitable shall pay the amount of such excess to Purchaser upon demand. Upon request of Purchaser, Equitable shall advise Purchaser of the amount of percentage or overage rents collected by Equitable from each Tenant or Adjoining Owner prior to the Closing
Date. If on the Closing Date Equitable shall be conducting any audits of payments of percentage or overage rents previously made by Tenants or Adjoining Owners for fiscal years prior to the ones in effect on the Closing Date, Equitable shall have the right to continue all such audits until completion thereof and to collect and retain any amounts payable by reason thereof. In addition, Equitable shall have the right to initiate such audits subsequent to the Closing in respect of any fiscal years prior to the ones in effect on the Closing Date, and in respect of the fiscal year in which the Closing Date occurs if more than eight months shall have elapsed in such fiscal year as of the Closing Date. Equitable shall provide Purchaser with copies of the results of such audits promptly after the completion thereof.
       6.1.6 With respect to that portion of Rents which are payable on an annual, semi-annual or other non-monthly basis, Purchaser shall use its reasonable efforts to bill and collect or cause to be billed and collected all such payments which become due after the Closing, which payments, to the extent allocable to periods prior to the Adjustment
Point, shall be paid by Purchaser to Equitable promptly after receipt thereof, net of costs of collection, if any, properly allocable thereto. With respect to that portion of Rents which are billed on an estimated basis during the fiscal or other period for which paid, at the end of such fiscal or other period Purchaser shall determine or cause to be determined whether the items in question have been overbilled or under billed in accordance with provisions of the applicable Leases and the method of billing previously followed by Equitable. If Purchaser determines or causes to be determined that there has been an overbilling and an overbilled amount has been received, Purchaser shall reimburse or cause to be reimbursed such amount to the Tenants and/or Adjoining
Owners which paid the excess amount and Equitable shall pay to Purchaser the portion of such reimbursement which is properly allocable to the period prior to the Adjustment Point. If Purchaser determines that there has been an underbilling, the additional amount shall be billed or caused to be billed by Purchaser to the Tenants and Adjoining Owners, as applicable, and any amount received by Purchaser, net of costs of collection, if any, to the extent properly allocable to periods prior to the Adjustment Point shall promptly be paid by Purchaser to Equitable. Purchaser's determination of any amounts underbilled or overbilled shall in each case be subject to Equitable's approval. In connection with any annual true-up of estimated common area maintenance or other charges paid during the course of any fiscal year, Equitable shall have the right to furnish to Purchaser schedules and other information to be utilized in calculating amounts due in connection with such true-up for the portion of the fiscal year elapsed prior to the Closing Date
(and/or, if applicable, the prior fiscal year), and Purchaser agrees to calculate amounts due on the basis of the schedules and information furnished by Equitable.
         6.1.7 Notwithstanding anything to the contrary set forth in this Section 6.1, Equitable shall be entitled to receive, and Purchaser shall pay to Equitable promptly after receipt thereof, net of costs of collection, if any, properly allocable thereto, (i) subject to the provisions of subsection 6.4.1, all amounts payable by Tenants and Adjoining Owners on account of Impositions which, pursuant to the terms of subsection 6.4.1, it is Equitable's obligation to pay and discharge, which amounts shall be apportioned between Equitable and Purchaser in the same manner as the Impositions to which they relate, and (ii) all amounts payable by Tenants and Adjoining Owners on account of utilities which, pursuant to the terms of subsections 6.4.2 and 6.4.3, it is Equitable's obligation to pay and discharge, which amounts shall be apportioned between Equitable and Purchaser in the same manner as the utilities to which they relate.
        6.1.8 Any advance rental deposits or payments held by Equitable on the Closing Date and applicable to periods of time subsequent to the Adjustment Point, and any security deposits held by Equitable on the Closing Date, together with interest thereon, if any, which, under the terms of the applicable Leases, is payable to the Tenants thereunder, shall be paid to Purchaser at the Closing.
       6.1.9 Each of Equitable and Purchaser shall be responsible for paying any sales tax on the Rent paid to it.
       6.2 Leasing Costs. Equitable shall pay and indemnify Purchaser in respect of all leasing commissions, costs of tenant alterations and improvements performed or to be performed for Tenants at the expense of the landlord thereof (or allowances payable by the landlord in lieu thereof), moving and other allowances, if any, and fees and disbursements of architects, engineers and attorneys (collectively
"Leasing Costs") in respect of (i) all Leases executed by or on behalf of all parties thereto on or before December 15, 1997, (ii) any renewal of any Lease resulting from the exercise by the Tenant of an option or from an agreement executed by or on behalf of all parties thereto on or before December 15, 1997 and (iii) any increase of the space demised by any Lease resulting from the exercise of an option by the Tenant or from an agreement executed by all of the parties thereto on or before December 15, 1997. Purchaser shall assume and pay and indemnify
Equitable in respect of all Leasing Costs payable in respect of Leases, renewals, expansions and amendments of the nature described in clauses
(i), (ii) and (iii) above which are executed by all parties thereto or the options for which are exercised after December 15, 1997 (including, without limitation, any leasing commissions which may become payable to the Managing Agent with respect to Leases executed after the Closing
Date with Tenants with whom the Managing Agent had been negotiating prior to the Closing Date, which commissions shall be payable by Purchaser to the Managing Agent pursuant to the terms of the Management Agreement). If any Leasing Costs shall be paid by Equitable prior to the Closing, which, in accordance with this Section 6.2, it is Purchaser's obligation to pay, Purchaser shall reimburse Equitable for the documented amount thereof at the Closing.
     6.3 Ancillary Income. Ancillary income received by Equitable in connection with the licensing of the name of the Malls, the furnishing of utilities from the Mall to third parties and the like shall be adjusted as of the Adjustment Point between Equitable and Purchaser.
    6.4 Additional Items. At the Closing, the following additional items shall be apportioned between Equitable and Purchaser as of the Adjustment Point for each Mall:
       6.4.1 Impositions payable by Equitable in respect of each Mall shall be adjusted on the basis of the fiscal year for which the same are imposed, whether or not yet due and payable as of the Closing
Date.  If an Imposition is not due and payable until after the Closing
Date and the assessed valuation or the tax rate or any other factor upon which the amount of the Imposition will be based has not been fixed at the Closing Date, then the parties shall at the Closing apportion such Imposition based on the most recently available assessed valuation and tax rate, and shall make a final adjustment of such item within 30 days following the date on which the actual assessed valuation and tax rate or any other factor applicable to such Imposition becomes known. Notwithstanding the foregoing, in the case of real estate taxes which are payable in arrears, at the Closing, Purchaser shall pay to Equitable one-half of the estimated aggregate amount of such real estate taxes which will be payable after the Closing Date, which are properly allocable to any period prior to the Adjustment Point and which are otherwise credited to Purchaser at Closing, such payment being the estimated aggregate amount of payments to be (and not previously) made by Tenants and Adjoining Owners in reimbursement of such taxes, which payments, when made, and notwithstanding the provisions of subsection
6.1.7, shall be retained by Purchaser. Such estimates shall be subject to readjustment at such time as the actual amounts of the real estate taxes and reimbursement payments have been determined. In the case of special assessments payable in installments, the installment for the fiscal year in which the Adjustment Point occurs shall be apportioned by Equitable and Purchaser as provided above and Purchaser shall be responsible for paying all subsequent installments thereof. If any Tenant in occupancy at the Closing Date or Adjoining Owner is obligated to pay any Impositions directly to the applicable taxing authority, such Impositions shall not be apportioned.
           6.4.2 Water and sewer charges, if any, payable by Equitable on the basis of the period or periods for which the same are payable.
If there are water meters at any Mall, Equitable shall furnish readings to a date not more than thirty (30) days prior to the Closing Date, and the unfixed meter charges and the unfixed sewer charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings. Any water and sewer charges payable by Tenants in occupancy on the Closing Date or Adjoining Owners directly to the entity or entities furnishing such services shall not be apportioned.
       6.4.3 Utilities and fuel payable by Equitable, including without limitation electricity and gas. Equitable shall endeavor to have the meters for such utilities read the day on which the Adjustment Point occurs and will pay the bills rendered to it on the basis of such readings. If Equitable does not obtain such a meter reading with respect to any such utility, the adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings not earlier than thirty (30) days prior to the Adjustment Point. Equitable will receive a credit in an amount equal to any cash security deposits held by any utility companies (with interest thereon, if any, in the amount equal to the amount accrued on such security deposits), and shall assign to Purchaser at the Closing all of Equitable's right, title and interest in and to such security deposits. Purchaser will make its own arrangements for any surety bonds required by any utility companies within 10 Business Days following the Closing
Date, and Equitable will thereafter cancel any bonds previously furnished. If fuel oil, propane or other fuel is used at any Mall, Equitable shall deliver to Purchaser at the Closing statements of the suppliers of such fuel dated within three days of the Adjustment Point setting forth the quantity of fuel on hand and the cost paid by Equitable therefor, and Purchaser shall pay to Equitable at the Closing the cost of such fuel (including taxes thereon, if any) as shown on such statements. Charges for any utilities payable by Tenants in occupancy on the Closing Date and Adjoining Owners directly to the utility companies furnishing the same shall not be apportioned.
    6.4.4    Charges payable by Equitable under the Other Agreements.
    6.4.5 Contributions payable by Equitable to merchants' and other associations, and to promotional and marketing funds and activities at the Malls, it being understood that Equitable shall be required to fund any share of pre-Closing marketing and promotion costs.
   6.4.6 If on the Closing Date, there are pending any tax certiorari proceedings and/or protests of real estate tax assessments of any Mall in respect of the real estate taxes payable for the then-current tax fiscal year, then (i) Equitable shall have the right to continue the prosecution of such proceedings or protests and collect any refunds payable in respect thereof if on the Closing Date more than half of such fiscal year shall have elapsed, and (ii) Purchaser shall have the right to take over the prosecution of such proceedings or protests and collect any refunds payable in respect thereof if on the Closing
Date half of such fiscal year or less shall have elapsed; provided, however, that no such settlement shall be made without the prior written approval of the other party hereto, such approval not to be unreasonably withheld or delayed. Equitable shall have the right to continue to prosecute any such proceedings or protests with respect to any prior periods without the participation or approval of Purchaser, and Purchaser shall have the right to prosecute any such proceedings or protests for any subsequent periods without the participation or approval of Equitable. Within 30 days after receipt by Equitable of a refund for the fiscal year in which the Closing occurs or any prior period, Equitable shall submit to Purchaser a schedule showing the amount of such refund, net of the costs and expenses of obtaining the same, which is payable to each Tenant then in possession at such Mall and each Adjoining Owner, and shall remit to Purchaser the aggregate of all amounts so payable. From time to time after the Closing Purchaser shall, upon request, advise Equitable of the names of any Tenants which are in occupancy at the Closing but cease to be in occupancy thereafter. Purchaser shall promptly pay any amounts so received from Equitable to the Tenants in possession and Adjoining Owners pursuant to and in accordance with the schedule submitted to it by Equitable and shall indemnify and hold Equitable harmless from and against all claims, demands, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) asserted against, imposed on or incurred by Equitable by reason of Purchaser's failure to make any such payment to a Tenant in possession or an Adjoining Owner. Equitable shall indemnify and hold Purchaser harmless from and against all claims, demands, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, imposed on or incurred by Purchaser by reason of (i) any claim by a Tenant no longer in possession at the applicable Mall that it is entitled to a portion of any such refund and (ii) any claim by a Tenant in possession or Adjoining Owner at the applicable Mall that it is entitled to more than the amount paid to it by Purchaser in accordance with the schedule furnished by Equitable to Purchaser. The amount of any refund obtained by Equitable or Purchaser in respect of the fiscal year in which the Closing occurs as a result of any such proceeding or protest, or the settlement thereof, net of costs and expenses payable by Equitable or Purchaser in connection therewith and the amount of such refund payable to Tenants and Adjoining Owners, shall be apportioned between Purchaser and Equitable in the manner that real estate taxes for such year were apportioned pursuant to subsection 6.4.1, and the portion of such amount properly allocable to the period prior to the Adjustment Point shall be paid by Purchaser to Equitable or the amount properly allocable to the period subsequent to the Adjustment Point shall be paid by Equitable to Purchaser, as applicable.
          6.4.7 Any accrued but unpaid interest and Trustee's and Rating Agency fees in connection with the Existing Financing, but excluding fees payable in connection with the obtaining of the Rating
Agency Approval.
         6.4.8 Any amounts deposited with the Trustee pursuant to the terms of the Existing Financing.
         6.4.9 Rent under the Ground Leases, including, without limitation, percentage or overage rent, real estate taxes, insurance premiums and any other amounts paid or to be paid by the ground lessee thereunder.
        6.4.10 Any other items of income or expense of the Malls which, in accordance with generally accepted business practices, should be apportioned between Equitable and Purchaser.
     6.5 Adjustment Statement. Equitable will deliver to Purchaser prior to the Closing a copy of a proposed adjustment statement showing all adjustments to be made at the Closing. The parties shall then endeavor to agree upon such statement or any modification thereof so that it or such modification can be executed by them at the Closing. To the extent that there is an error or omission in any of the adjustments made pursuant to such statement and the same is discovered following the Closing, the parties agree to rectify the same as promptly as possible following such discovery.
    6.6    Tenant Note Obligations.  As listed and described on Exhibit
I, certain Tenants have executed promissory notes, in the amounts and having terms as described therein, in payment of certain back Rent obligations. Anything hereinabove contained to the contrary notwithstanding, Equitable shall retain said notes as its sole property, shall be entitled, at its election and discretion, to take whatever action it deems appropriate for the enforcement thereof or collection of amounts due thereunder, all at Equitable's sole cost and expense, and shall be entitled to retain, as its sole property, any amount received by Equitable with respect thereto or as is otherwise paid by any such Tenant and identified as having been paid with respect to its note obligations. Any amounts collected by Purchaser following Closing with respect to said Tenant note obligations shall promptly be remitted to Equitable; provided, however, that no amounts received by Purchaser from any such Tenant following the Closing shall be deemed to have been paid with respect to any of such notes unless specifically identified by the Tenant as being paid with respect thereto. Notwithstanding the provisions of any Lease or the provisions of any such note (or any instrument or document further evidencing or securing the obligations of the Tenant under any such note), in no event shall Equitable have the right to seek cancellation of any such Tenant's Lease, or the repossession of the premises demised to the Tenant, or the eviction of the Tenant therefrom, in connection with any action or proceeding taken for the enforcement or collection of any amount due from any Tenant under or with respect to said notes.
       6.7 Survival. The provisions of this Article 6 shall survive the Closing.
 7. Actions to be Taken and Documents to be Delivered at or Prior to the Closing.
        7.1   Equitable's Deliveries.  At or prior to the Closing,
Equitable will deliver or cause to be delivered to Purchaser each of the instruments and documents listed in the following provisions of this
Section 7.1, executed and acknowledged where appropriate by Equitable and/or the other party or parties thereto:
        7.1.1 A special or limited warranty deed (each, a "Deed") with respect to each Property, in proper statutory form for recording, conveying such Property from Equitable to Purchaser, subject only to Permitted Encumbrances.
       7.1.2 An assignment by Equitable to Purchaser with respect to each Ground Lease of the tenant's interest under such Ground Lease in proper form for recording and otherwise in the form of Exhibit N, subject to any modifications required pursuant to the applicable Ground Lease.
       7.1.3 A bill of sale with respect to each Mall conveying the applicable Personal Property to Purchaser, which bill of sale shall contain no warranties, express or implied, by Equitable except that Equitable is the owner of and has not previously sold, transferred or encumbered (other than for the Existing Financing) the Personal
Property.
        7.1.4 An assignment, in proper form for recording and otherwise in the form of Exhibit O (subject to any modifications required pursuant to the applicable Operating Agreement), by Equitable to Purchaser of all of Equitable's right, title and interest in, to and under each of the Operating Agreements.
        7.1.5 An assignment, in the form attached as Exhibit P, by Equitable to Purchaser with respect to each Mall of all of Equitable's right, title and interest in, to and under all the applicable Leases, and in and to all security deposits and any interest thereon which, under the terms of the applicable Leases, is payable to the Tenants thereunder.
        7.1.6 An assignment by Equitable to Purchaser with respect to each Mall in the form attached as Exhibit Q of all of Equitable's right, title and interest in, to and under the applicable Other Agreements.
        7.1.7 A "General Assignment" by Equitable to Purchaser with respect to each Mall in the form attached as Exhibit R of all of Equitable's right, title and interest in and to the following, if any:
(i) all warranties and guaranties of manufacturers, suppliers and contractors, to the extent the same are assignable, (ii) all permits of Governmental Authorities, and licenses and approvals of private utilities and others, required for or necessary to the operation and maintenance of such Mall, to the extent the same are assignable, (iii) all cash security deposits held by any utility with respect to such Mall (plus the interest accrued thereon, if any), (iv) all names, trade names, trademarks, service marks and logos (and all good will associated therewith) by which the Mall or any part thereof may be known or which may be used in connection therewith, together with all registrations, if any, for the same and other intangible property relating thereto, and all telephone numbers and listings employed in connection with the Mall,
(v) all site plans, surveys, plans or specifications and floor plans relating to the Mall, (vi) all catalogues, booklets, manuals, files, logs, records, correspondence, Tenant lists, Tenant prospect lists, Tenant histories, brochures and materials, advertisements and other items with respect to the Mall and (vii) all promotional and marketing fund accounts.
        7.1.8 Equitable's Copies of the Mortgage and other documents listed in Exhibit B comprising the Mortgage.
        7.1.9    Equitable's Copies of the Operating Agreements.
        7.1.10 The Required Consents and any consents required under the Other Agreements for the assignment thereof by Equitable to Purchaser; provided, however, that it shall not be a condition to Purchaser's obligations under this Agreement that any consent required under any Other Agreement for the assignment thereof to Purchaser shall be obtained, but Equitable shall be obligated to pay and indemnify
Purchaser from and against any damages, penalties or other sums that may be payable to the other party to such Other Agreement by reason of Equitable's failure to assign the same to Purchaser or to obtain the consent of such other party to such assignment, which obligation shall survive the Closing.
       7.1.11    Equitable's Copies of the Leases and the Ground Leases.
       7.1.12    Equitable's Copies of the Other Agreements.
       7.1.13 An executed copy of an agreement between Equitable and the Managing Agent terminating the Management Agreement as of the Closing Date, the form and content of which shall be reasonably satisfactory to Purchaser and shall in any event provide that Purchaser shall have no liability with respect to any employees of Managing Agent at any Mall or who render services with respect to any Mall.
       7.1.14 A notice to Tenants, and a notice to Adjoining Owners, notifying each of the sale of the applicable Mall to Purchaser as of the Closing Date, in form reasonably satisfactory to Purchaser.
       7.1.14    The certificate of Equitable provided for in subsection
8.6.3.
       7.1.16 A certificate that Equitable is not a "foreign person" within the meaning of 1445 of the Internal Revenue Code of 1986, as amended.
       7.1.17 Counterparts of an adjustment statement summarizing all adjustments in respect of the Purchase Price made at the Closing pursuant to Article 6.
       7.1.18 All sales tax, transfer tax and other tax returns, if any, which Equitable is required by law to execute and deliver, either individually or together with Purchaser, to any Governmental Authority as a result of the sale.
       7.1.19 A copy of the resolutions of the Investment or Separate Account Committee of Equitable, certified to by the secretary or an assistant secretary of Equitable, which authorize (i) the transactions contemplated by this Agreement, and (ii) the execution by Equitable of this Agreement and the documents, instruments and agreements to be executed and delivered by Equitable pursuant hereto, together with an incumbency certificate as to the authority of the person(s) executing and delivering this Agreement and such documents, instruments and agreements on behalf of Equitable.
      7.1.20     A good standing certificate from the Insurance
Department of the State of New York for Equitable, dated within 15 days of the Closing Date, and good standing certificates issued in respect of Equitable by the Secretary of State, Insurance Commission or State Corporation Commission, as the case may be, of each State in which a Mall is located, dated within 30 days of the Closing Date.
     7.1.21 All records and files which are in the possession of Equitable, ERE or the Managing Agent relating to the current operation and maintenance of the Malls, including without limitation, to the extent in the possession of such parties, current tax bills, current water, sewer, utility and fuel bills, payroll records, billing records for Tenants and Adjoining Owners, repair and maintenance records and the like which affect or relate to the Malls, plans, drawings, blue prints and specifications for each of the Malls, all warranties and guaranties of manufacturers, suppliers and contractors in effect on the Closing
Date, certificates of occupancy and other licenses and permits and keys to the Malls. Delivery of such materials, as well as the documents referred to in subsections 7.1.9, 7.1.11 and 7.1.12, shall be effectuated pursuant to arrangements made by the Managing Agent and the property manager or managers retained by Purchaser to operate the Malls.
   7.1.22 An assignment by Equitable to Purchaser of all of Equitable's right, title and interest in, to and under the interest rate cap agreements dated May 24, 1996 between Equitable and Goldman Sachs Capital Markets, L.P., as assigned by Goldman Sachs Capital Markets,
L.P. to Goldman Sachs Mitsui Marine Derivative Products, L.P., in form reasonably acceptable to Purchaser.
   7.1.23 All vehicle titles assigned to Purchaser, duly endorsed by Equitable or the Managing Agent, as required.
   7.1.24 If applicable, a written direction to Escrow Agent to deliver the Deposit to Equitable and the Income to Purchaser.
   7.1.25 A letter from the Managing Agent to Purchaser in which the Managing Agent agrees to honor all gift certificates issued at the Malls prior to the Closing Date and presented to Tenants and Adjoining Owners after the Closing Date.
   7.1.26 All other instruments and documents, if any, to be executed, acknowledged and/or delivered by Equitable pursuant to any of the other provisions of this Agreement.
     7.2    Purchaser's Deliveries.  At or prior to the Closing,
Purchaser shall deliver or cause to be delivered to Equitable or the other parties indicated below each of the payments, documents and instruments listed in this Section 7.2, such instruments and documents to be executed and acknowledged where appropriate:
           7.2.1 The cash portion of the Remaining Balance, as set forth in Section 3.1.
           7.2.2 All sales tax, transfer tax and other tax returns, if any, certificates of value and similar documents which Purchaser is required by law to execute and deliver, either individually or together with Equitable, to any Governmental Authority as a result of the sale.
           7.2.3 Counterparts of each of the instruments and documents listed in subsections 7.1.2, 7.1.4, 7.1.5 and 7.1.6 (in order to evidence Purchaser's assumption of the Ground Leases, Operating
Agreements, Leases and Other Agreements) and in subsections 7.1.17,
7.1.18 and, if applicable, 7.1.24.
          7.2.4 Such instruments and documents as are required by the Mortgage or any of the other loan documents, or as may be required by the Rating Agencies, in connection with Purchaser's assumption of the Mortgage.
          7.2.5 A copy of resolutions of the board of directors of each general partner of Purchaser's general partners, in each case certified by a Secretary or an Assistant Secretary, which authorize (both on behalf of Purchaser and partners of Purchaser) (i) the transactions contemplated by this Agreement, and (ii) the execution of this Agreement and the documents, instruments and agreements to be executed and delivered by Purchaser pursuant hereto, together with an incumbency certificate as to the authority of the person(s) executing and delivering this Agreement and such documents, instruments and agreements on behalf of Purchaser. In addition, copies of resolutions of the board of directors of each of Simon DeBartolo Group, Inc. and The Macerich
Company approving the transaction provided for in this Agreement.
         7.2.6 A good standing certificate for each of the general partners of Purchaser, and each general partner of such general partners from the Secretaries of State of the states of their respective incorporation, dated within fifteen days of the Closing Date.
        7.2.7 All other payments, instruments and documents, if any, to be executed, acknowledged and/or delivered by Purchaser pursuant to any of the other provisions of this Agreement.
        7.3 Access to Records. Purchaser agrees for a period of seven years following the Closing it will retain and make available to Equitable or to any Governmental Authority having jurisdiction over Equitable for inspection and copying, at Equitable's expense, on reasonable advance notice at reasonable times at the place in the continental United States where Purchaser then maintains its records in respect of the Malls, all documents and records concerning the Malls delivered by Equitable, ERE or the Managing Agent in connection with the Closing. If Purchaser shall desire to destroy any such records prior to the expiration of such seven-year period, Purchaser shall first notify Equitable and permit Equitable to take delivery of the records in question; and if Equitable fails to do so within 90 days after such notice from Purchaser, Purchaser shall then be free to destroy the same.
The provisions of this Section 7.3 shall survive the Closing.
    8. Malls Conveyed As Is; Representations and Warranties of
Equitable.
       8.1 No Implied Representations. Purchaser acknowledges that except as expressly set forth in this Agreement and in the documents and instruments delivered by Equitable at the Closing, neither Equitable nor any agent or representative or purported agent or representative of Equitable has made, and Equitable is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information (including, without limitation, any information set forth in offering materials heretofore furnished to Purchaser) pertaining to the Malls or any of them, the physical condition thereof, environmental matters, the income, expenses or operation thereof or the Personal Property or Intangible Personal Property, the uses which can be lawfully made of any Property under applicable zoning or other laws or any other matter or thing with respect to the Malls, including, without limitation, any existing or prospective Leases, Operating Agreements or Other Agreements. Without limiting the foregoing, Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement and in the documents and instruments delivered by Equitable at the Closing, Equitable is not liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations, real estate brokers' "set-ups" or offering materials or any other information respecting the Malls furnished by Equitable or any broker, employee, agent, consultant or other person representing or purportedly representing Equitable.
       8.2 "As-Is" Purchase. Purchaser represents that it has inspected the Malls, the physical and environmental condition and the uses thereof and the fixtures, equipment and Personal Property included in this sale to its satisfaction, that it has independently inves tigated, analyzed and appraised the value and profitability thereof, the creditworthiness of Tenants and Adjoining Owners and the presence of hazardous materials, if any, in or on the Malls, that it has reviewed the Ground Leases, the Mortgage, all other documents and instruments that evidence or secure the Existing Financing, the Leases listed on Exhibit K annexed hereto, the Operating Agreements, the Other Agreements and all other documents referred to herein, that it is thoroughly acquainted with all of the foregoing and that Purchaser, in purchasing the Malls, is relying upon its own investigations, analyses, studies and appraisals and not upon any information provided to Purchaser by or on behalf of Equitable with respect thereto (except to the extent covered by any warranties or representations of Equitable set forth in this Agreement, in any Seller's Estoppel Letter or in any other document or instrument delivered by Equitable in connection with the Closing).
Purchaser agrees to accept the Malls "as is" and in their condition as at the date hereof, reasonable wear and tear between the date hereof and the Closing Date excepted, and Purchaser shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions may not have been revealed by Purchaser's investigations; and Purchaser, upon closing, shall be deemed to have waived, relinquished and released Equitable from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, attorneys' fees and court costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against Equitable by reason of or arising out of any latent or patent construction defects or physical conditions, violations of applicable laws (including, without limitation, environmental laws) and any and all other acts, omissions, events, circumstances or matters with respect to the Malls, subject, how ever, to Purchaser's rights and remedies provided for in this Agreement in the event of the breach of any of Equitable's warranties and representations contained herein, in any Seller's Estoppel Letter or in any other document or instrument delivered by Equitable in connection with the Closing, and subject to the next to last sentence of this
Section 8.2. Nothing contained in this Section 8.2 shall be deemed to constitute a waiver by Purchaser of its rights at law or in equity, if any, to seek contribution or other recourse against Equitable in the event of a claim asserted against Purchaser by a third party with respect to liabilities arising from or relating to any circumstances or conditions which exist at or in respect of the Malls prior to the Closing. The provisions of this Section 8.2 shall survive the Closing.
     8.3 Representations and Warranties of Equitable. Equitable hereby represents and warrants to Purchaser as follows:
     8.3.1 Equitable is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Equitable has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof. The execution, delivery and performance by Equitable of this Agreement and the documents to be executed by Equitable pursuant hereto have been duly and validly authorized by all necessary corporate action on the part of Equitable. This Agreement constitutes the legal, valid and binding obligation of Equitable, enforceable against Equitable in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to general principles of equity. No bankruptcy, insolvency, reorganization, arrangement or moratorium proceeding or allegation of fraudulent conveyance is now pending or threatened against Equitable or any of the Malls.
    8.3.2       Equitable is not a "foreign person" as defined in
Section 1445 of the Internal Revenue Code of 1986, as amended.
    8.3.3 Execution by Equitable of this Agreement and all documents provided for herein to be executed by Equitable, and performance by Equitable of the provisions hereof and thereof, will not violate or result in any breach of, or constitute a default under, any law, regulation, rule, order or judgment of any governmental authority to which Equitable is subject, or any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or other instrument to which Equitable is a party or by which Equitable is bound (subject to Purchaser's qualifying to take title to the Malls subject to the Mortgage thereon in accordance with the terms thereof, and to Equitable's obtaining the consents listed on Exhibit W annexed hereto
(the "Required Consents") and any consents required under the Other Agreements, subject to the provisions of Section 7.1.10), where such breach or default might adversely affect Equitable's ability to perform its obligations hereunder or under such other documents. Equitable is not in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other agreement where the liability thereunder might adversely affect Equitable's ability to perform its obligations under this Agreement or any document executed by Equitable pursuant hereto.
        8.3.4     With respect to the Existing Financing:
               8.3.4.1 Exhibit B annexed hereto is a true, correct and complete list of all documents which evidence and secure the Existing Financing.
               8.3.4.2 The copies of such documents which have been made available or delivered to Purchaser for review are true, correct and complete copies thereof.
               8.3.4.3 The Existing Financing is in full force and effect on the date hereof. Equitable is current in all payments of principal and interest due under the Existing Financing as of the date hereof. Equitable has complied in all material respects with the terms of the documents which evidence and secure the Existing Financing. Equitable has received no written notice that is still outstanding from the mortgagee thereunder or any holder of notes evidencing the same that any default on the part of Equitable exists thereunder. None of the documents which evidence and secure the Existing Financing has heretofore been amended or supplemented
  (whether orally or in writing) except as shown in Exhibit B.
         8.3.5    With respect to the Leases:
                8.3.5.1 Exhibit K annexed hereto is a true, correct and complete list of all of the Leases in effect on December 15, 1997
  (except those Leases consisting of licenses and concession agreements which have terms, including any rights to renew or extend, not in excess of four (4) months), setting forth, with respect to each
  Lease: (i) the date thereof and the date of each amendment or supplement thereto; (ii) the name of the current Tenant thereunder;
  (iii) the premises demised thereby; (iv) the commencement and expiration dates of the current term thereof; (v) the monthly amount of minimum rent currently payable thereunder; (vi) the monthly amount of common area maintenance and real estate tax contributions currently payable thereunder; and (vii) the amount, if any, of the security deposit held by Equitable thereunder. As of the date hereof, there are no leases, licenses or other rights of occupancy or use of any portion of the Malls other than the Leases set forth in Exhibit K, except subleases, concessions or license agreements which may have been entered into by Tenants or subtenants of Tenants (as sublessor, grantor or licensor, as the case may be), Leases consisting of licenses and concession agreements which have terms, including any rights to renew or extend, not in excess of four (4) months and Operating Agreements. None of the Leases has been modified, amended or supplemented (whether orally or in writing) except as set forth in Exhibit K. No Tenant or Adjoining Owner has the option to purchase any Mall or a right of first refusal in respect of the sale of any Mall to a third party.
               8.3.5.2 True, correct and complete copies of all of the Leases, and all amendments and supplements thereto, listed in Exhibit
  K annexed hereto have heretofore been made available and/or delivered to Purchaser for review.
               8.3.5.3 Exhibit S annexed hereto is a true, correct and complete list of Tenants and Adjoining Owners that are delinquent in the payment of Rents as of December 15, 1997, which schedule sets forth the information specified in subsection 6.1.1.
               8.3.5.4 Except as set forth in Exhibit K annexed hereto, to Equitable's knowledge each of the Leases listed in Exhibit
  K is in full force and effect as of the date hereof. Equitable has received no written notice from any Tenant under a Lease listed in Exhibit K which is still outstanding (i) that Equitable has defaulted in performing any of its material obligations under such Lease or
  (ii) that such Tenant is entitled to any reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any Rents paid, payable or to become payable by such Tenant thereunder or is entitled to cancel or terminate such Lease or to be released of any of its material obligations thereunder, except as set forth in Exhibit K. With the exception of delinquencies in the payment of Rents, to Equitable's knowledge no material default exists under any Lease by the Tenant thereunder except as set forth in Exhibit K.
             8.3.5.5 All leasing commissions in respect of the current terms of Leases listed in Exhibit K which were entered into on or before the date hereof have been, or by the Closing Date will have been, paid in full by Equitable.
               8.3.5.6 All tenant alterations which Equitable is obligated to perform at its expense pursuant to its obligations under the Leases listed in Exhibit K on or prior to the date hereof in order to prepare space for occupancy by Tenants have been performed by Equitable, and all allowances payable to such Tenants in lieu of such work which were payable in respect of such Leases prior to the date hereof have been paid.
        8.3.6    With respect to the Operating Agreements:
               8.3.6.1 Exhibit D annexed hereto is a true, correct and complete list of all documents which comprise all of the Operating Agreements, setting forth the date of each such Operating Agreement and each amendment or supplement thereto and the names of the parties thereto.
               8.3.6.2 True, correct and complete copies of all of the Operating Agreements, and all amendments and supplements thereto, listed on Exhibit D annexed hereto have heretofore been made available and/or delivered to Purchaser for review.
               8.3.6.3 Each Operating Agreement is in full force and effect as of the date hereof. None of the Operating Agreements has been modified, amended or supplemented (whether orally or in writing) except as set forth in Exhibit D. Equitable has received no written notice from any party to an Operating Agreement which is still outstanding (i) that Equitable has defaulted in performing any of its material obligations under such Operating Agreement, or (ii) that such party is entitled to any reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any Rents paid, payable or to become payable thereunder by such party or is entitled to cancel or terminate such Operating Agreement or to be relieved of any of its material obligations thereunder, except as set forth in Exhibit D. With the exception of delinquencies in the payment of Rents which are listed in Exhibit S, to Equitable's knowledge no material default exists under any Operating Agreement on the part of the other parties thereto, except as set forth in Exhibit D.
               8.3.6.4 There is no unpaid obligations of Equitable under or in respect of any of the Operating Agreements for leasing or similar commissions or for the performance of work (or payment of allowances in lieu thereof) in the nature of tenant alterations.
           8.3.7   With respect to the Other Agreements:
               8.3.7.1 Exhibit E annexed hereto is a true, correct and complete list of all material Other Agreements affecting each Mall, setting forth, with respect to such Other Agreements, the date thereof and of each amendment or supplement thereto, the name of each party thereto (other than Equitable) and a brief description of the services provided thereunder or property covered thereby. Except as set forth in Exhibit E, there are no material Other Agreements, except those that can be terminated by Equitable on not more than thirty (30) days' notice without penalty.
              8.3.7.2 True, correct and complete copies of all of the Other Agreements, and all amendments and supplements thereto, listed on Exhibit E have heretofore been made available and/or delivered to Purchaser for review.
              8.3.7.3 To Equitable's knowledge, each of the material Other Agreements is in full force and effect on the date hereof, and Equitable has received no written notice from any party to any material Other Agreement which is still outstanding that Equitable has defaulted in performing any of its material obligations under such Other Agreement. None of the Other Agreements listed on Exhibit
  E has heretofore been amended or supplemented (whether orally or in writing) except as set forth on Exhibit E.
           8.3.8  With respect to the Ground Leases:
                8.3.8.1 Exhibit C annexed hereto is a true, correct and complete list of all documents which comprise all of the Ground
  Leases, setting forth the date of each such Ground Leases and each amendment or supplement thereto and the names of the parties thereto.
                8.3.8.2  The copies of the Ground Leases and all
  amendments and supplements thereto heretofore made available and/or delivered to Purchaser for review are true, correct and complete copies thereof.
               8.3.8.3 Each Ground Lease is in full force and effect as of the date hereof. None of the Ground Leases has been modified, amended or supplemented (whether orally or in writing) except as set forth in Exhibit C. Equitable has complied in all material respects with the terms of the Ground Leases. Equitable has received no written notice from the lessor under any Ground Lease that Equitable has defaulted in performing any of its obligations under such Ground Lease.
        8.3.9 Equitable has not received (i) any written notice of any Violation with respect to any Mall from any Governmental Authority which has not heretofore been complied with except as set forth in Exhibit L, or (ii) any written notice from any Governmental Authority which is still outstanding of any failure by Equitable to obtain any certificate, permit, license or approval with respect to any Mall, or any intended revocation, modification or cancellation of any of the same.
           8.3.10 Except as set forth in Exhibit T, no condemnation, eminent domain or similar proceeding in which Equitable has been served with process or of which Equitable has otherwise received written notice is pending with respect to all or any part of any Mall, and Equitable has no knowledge that any such proceeding is threatened or contemplated.
          8.3.11 Equitable has not received any written notice which is still outstanding of any violation of any restriction, condition, covenant or agreement contained in any easement, restrictive covenant or any similar instrument or agreement which constitutes a Permitted Encumbrance.
           8.3.12 There is no pending litigation against Equitable affecting any Mall in respect of which Equitable has been served with process or otherwise received written notice except for (i) claims for personal injury, property damage or worker's compensation for which the insurance carrier has not disclaimed liability and in which the amounts claimed do not exceed the applicable insurance policy limits, and (ii) other litigation shown on Exhibit M annexed hereto. Equitable has no knowledge of any threatened litigation affecting any Mall except litigation of the nature described in clause (i) above. Equitable shall be responsible for indemnifying and holding Purchaser harmless from and against all costs, expenses, damages and other amounts payable in connection with such litigation and claims; provided, however, that if Equitable collects any Rents in any such litigation which are allocable to periods after the Adjustment Point, the amount payable to Purchaser in respect of such Rents shall be net of costs of collection properly allocable thereto.
        8.3.13 All fixtures, equipment and articles of personal property attached or appurtenant to or used in connection with any Mall and located thereat, except those belonging to Tenants, subtenants of Tenants, Adjoining Owners and independent contractors or utility companies, and items which are leased by Equitable, are owned by Equitable, free from all liens and encumbrances. A schedule of the material items of personal property included in the sale, which in any event includes all items of personal property having a cost of $5,000 or more, is attached hereto as Exhibit X, which Exhibit separately identifies any leased personal property, the leases for which are listed on Exhibit E annexed hereto.
         8.3.14 Equitable has no employees or agreements with any employees who will continue performing services after the Closing in connection with the operation of the Mall. All persons who regularly perform services at the Mall are employees of the Managing Agent or other independent contractors.
          8.3.15 Exhibit J annexed hereto lists all environmental reports relating to Hazardous Materials at the Malls which Equitable caused to be prepared and heretofore delivered to Purchaser. As used herein, the term "Hazardous Materials" means (i) toxic wastes, hazardous materials, hazardous substances or other substances which are prohibited or regulated by any federal, state or local law or regulation addressing environmental protection or pollution control matters, (ii) hazardous levels of asbestos, (iii) polychlorinated biphenyls (PCBs) and (iv) oil, petroleum and their by-products. Except as disclosed or as may be disclosed in the reports listed on Exhibit J, and except with respect to cleaning fluids and similar substances which may be used in the routine operation or maintenance of the Malls, (a) Equitable has not itself caused any Hazardous Materials to be utilized or stored in or on any Mall, or to be disposed of therefrom, except in accordance with the provisions of Legal Requirements applicable to Hazardous Materials and
(b) to Equitable's knowledge, no Hazardous Materials are present in, on or under any Mall in quantities or amounts which would be in violation of Legal Requirements applicable thereto. Equitable has not received any written notice from any Governmental Authority or other person or entity that any condition exists at any Mall which constitutes or has resulted in a violation of any Legal Requirement relating to Hazardous Materials or that any claim is being asserted against Equitable by reason of any such violation.
        8.3.16 Equitable has not received any written notice from any insurer of the Malls requiring any work to be performed as a condition to the renewal of any insurance policy carried by Equitable in respect thereof which has not heretofore been complied with.
         8.3.17  The audited financial statements for Separate Account
174 for the calendar years 1994 through 1996 were prepared in accordance with generally accepted accounting principles, consistently applied, and fairly and accurately reflected in all material respects the financial condition of the Malls for the periods covered thereby. All unaudited interim statements of operation of the Malls for any portion of 1997 heretofore or hereafter delivered by Equitable to Purchaser fairly and accurately reflect, or will reflect, in all material respects the revenues and expenses of each of the Malls for the periods covered thereby, subject to year-end adjustments made in the ordinary course in connection with the preparation of the audited financial statements for 1997.
      8.4 Effect of Estoppels. If prior to the Closing the lessor under any Ground Lease, the Trustee under the Existing Financing, a Tenant or an Adjoining Owner has provided an estoppel letter to Purchaser which sets forth information with respect to any item as to which Equitable has made a representation or warranty, then Equitable's representation and warranty in respect of such information shall thereafter be null and void and of no further force or effect, such representation and warranty shall not be deemed to have been remade as of the Closing and Purchaser shall rely solely on the information set forth in such estoppel letter, subject to Section 17.3.
     8.5 Condition of the Malls. Notwithstanding anything to the contrary set forth in subsection 8.3.4.3 or 8.3.8.3, the representations and warranties contained therein to the effect that Equitable has complied in all material respects with the documents which evidence or secure the Existing Financing or with the terms of the Ground Leases not apply to any obligation on the part of Equitable, or any default or alleged default based on Equitable's failure, to maintain the Malls, or any of them, in good repair and condition or to make any replacements or improvements thereto, it being understood that Purchaser has agreed to accept the Malls in their "as-is" physical condition, although nothing in this Section 8.5 shall be deemed to constitute a waiver by Purchaser of its rights at law or in equity, if any, to seek contribution or other recourse against Equitable in the event of a claim asserted against Purchaser by a third party with respect to liabilities arising from or relating to any circumstances or conditions which exist at or in respect of the Malls prior to closing. The provisions of this Section 8.5 shall survive the Closing.
    8.6     Survival of Equitable's Warranties, etc.
          8.6.1 All of Equitable's representations and warranties contained in this Article 8 (other than those contained in subsections 8.3.1, 8.3.2 and 8.3.3, which shall survive the Closing without limitation as to time), and all certifications, representations and warranties made by Equitable in Equitable's certificate delivered pursuant to Section 8.6.3 or in any Seller's Estoppel Letter delivered by Equitable to Purchaser, shall (except as otherwise provided in Section 8.4) survive until one (1) year after the date of the Closing; provided, however, that Equitable's liability for any breach of such warranties, representations and certifications shall not expire as to any breach or alleged breach thereof if notice of such breach or alleged breach is given by Purchaser to Equitable prior to one (1) year after the date of the Closing and, if such notice is given, legal proceedings are instituted in respect of such breach or alleged breach within six
(6) months after such notice is given.
         8.6.2 Notwithstanding anything to the contrary set forth in this Article 8, Equitable shall have no liability to Purchaser for breach of any warranty and representation set forth in this Article 8 or in any Seller's Estoppel Letter or in the certificate provided for in subsection 8.6.3 unless and except to the extent that the damages due to Purchaser by reason of all such breaches together with damages resulting from any adverse facts and matters described in Section 17.3, exceed $5,000,000, and in no event shall Equitable be liable to Purchaser for consequential or punitive damages in respect of any such breach. For the purposes of this subsection 8.6.2, matters disclosed in any estoppel letter which, under the terms of this Agreement or any instrument or document delivered pursuant hereto, it is Equitable's obligation to pay or rectify, shall not be applied against said $5,000,000.
        8.6.3 All of Equitable's representations and warranties set forth in this Article 8 shall be deemed to have been remade on and as of the Closing Date and Equitable shall deliver to Purchaser at the Closing a certificate in the form of Exhibit Y, which certificate shall be subject to all limitations on liability and survival, limitations on Equitable's knowledge and other matters set forth elsewhere in this Agreement (to the same effect as if the statements made in such certificate were included in Section 8.3). Notwithstanding the foregoing, if any matter or event shall have occurred between the date hereof and the date of the Closing which does not result from any intentional act or omission of Equitable, that is not permitted under any provisions of this Agreement and which makes any such warranty or representation untrue in any material respect, Equitable shall have the right to disclose such matter or event in the certificate above provided for, and if Equitable does so, Equitable shall not be liable to Purchaser following the Closing for the breach of the warranty or representation in question which results from the occurrence of such matter or thing, but in no event shall Purchaser be obligated to close hereunder unless the conditions precedent to Purchaser's obligation to close set forth in this Agreement (including, without limitation, in Section 11.1) shall have been fulfilled.
        8.6.4 Notwithstanding anything to the contrary set forth in this Article 8 or elsewhere in the Agreement, if prior to the Closing Purchaser has or obtains knowledge that any of Equitable's warranties or representations set forth in this Article 8, or any of Equitable's certifications, warranties or representations made in Equitable's representation certificate pursuant to Section 8.6.3 or in any Seller's Estoppel Letter, is untrue in any respect, and Purchaser nevertheless proceeds with the Closing, then the breach by Equitable of the warranties, representations or certifications as to which Purchaser shall have such knowledge shall be waived by Purchaser and Equitable shall have no liability to Purchaser or its successors or assigns in respect thereof. For the purposes of this subsection 8.6.4, Purchaser shall be deemed to have or to have obtained knowledge of any such matter or thing only if such matter or thing (i) was set forth in written studies, reports, memoranda, letters or other documents furnished to Purchaser by or on behalf of Equitable (including, without limitation, by Equitable's attorneys, ERE or the Managing Agent), by any affiliates, agents or representatives of Purchaser, by third-party consultants retained by Purchaser or by Purchaser's attorneys (including in-house attorneys), or (ii) was otherwise known to any of Bruce Gobeyn, Arthur Massing, Donald Gandolf and Cheryl Arnold.
   9.  Representations and Warranties of Purchaser.
        9.1 Purchaser's Warranties. Purchaser warrants and represents to Equitable as follows:
           9.1.1 Purchaser is a general partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.
           9.1.2 Each of Purchaser and its general partner has full power and authority to enter into this Agreement and perform its obligations hereunder in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the documents to be executed by Purchaser pursuant hereto have been duly and validly authorized by all necessary partnership action on the part of Purchaser and by all necessary partnership action on the part of its partners and by all necessary corporate action on behalf of the general partner of each of its partners. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors generally and to general principles of equity. No bankruptcy, insolvency, reorganization, arrangement or moratorium proceeding, or allegation of fraudulent conveyance, is now pending or threatened against Purchaser.
           9.1.3 Execution by Purchaser of this Agreement and all documents provided for herein to be executed by Purchaser, and performance by Purchaser of the provisions hereof and thereof, will not violate or result in any breach of, or constitute a default under, any law, regulation, order or judgment of any governmental authority to which Purchaser or either of its partners is subject, or any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or any other instrument to which Purchaser or either of its partners is a party or by which Purchaser or either of its partners is bound, where such breach or default might adversely affect Purchaser's or either of its partners' ability to perform its or their obligations hereunder or under such other documents. None of Purchaser or its partners is in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other agreement where the liability thereunder might adversely affect Purchaser's or its partners' ability to perform its or their obligations under this Agreement or such other documents.
          9.1.4 Purchaser is not utilizing the assets of any employee benefit plan (as defined in Section 3(3) of the Employee Retirement
Income Security Act of 1974, as amended) for or in connection with its acquisition of the Malls.
       9.2 Remaking of Warranties; Survival. All of Purchaser's representations and warranties set forth in this Article 9 shall be deemed to have been remade on and as of the Closing Date. Such representations and warranties, as remade, shall survive the Closing without limitation as to time.
    10. Conditions to the Obligation of Equitable to Close. The obligation of Equitable to close under this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Equitable, at its election, may waive all or any of such conditions, which election shall be conclusively evidenced by Equitable's proceeding with and completing the closing of the transaction provided for herein:
       10.1 Purchase Price. Purchaser shall have paid to Equitable the Purchase Price as provided in Article 3 hereof and all other amounts due to Equitable hereunder.
       10.2 Representations and Warranties. All representations and warranties of Purchaser set forth in Article 9 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.
       10.3 Performance of Obligations. Purchaser shall have executed and/or delivered or caused to be delivered at the Closing all documents and executed counterparts of documents and instruments required by this Agreement to be executed and/or delivered by Purchaser and shall have taken all other actions and fulfilled all other covenants and conditions required of Purchaser under this Agreement.
       10.4 Required Consents. All of the Required Consents shall have been obtained, to the extent failure to obtain the same would result in any material liability to Equitable.
       10.5 Rating Agency Approval. Subject to the provisions of subsection 3.3.1, the parties shall have received the Rating Agency Approval, to the extent failure to obtain the same would result in any material liability to Equitable.
     If any of the foregoing conditions is not satisfied and, as a result, the Closing does not occur, the Deposit or Letter(s) of Credit shall be returned to Purchaser, this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement except as otherwise specifically provided herein; provided, however, that if any such condition is not satisfied due to Purchaser's default, Equitable shall have the rights provided for in Section 16.1.
   11. Conditions to the Obligation of Purchaser to Close. The obligation of Purchaser to close under this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Purchaser, at its election, may waive all or any of such conditions, which election shall be conclusively evidenced by Purchaser's proceeding with and completing the closing of the transaction provided for herein:
     11.1 Representations and Warranties. All representations and warranties of Equitable set forth in Section 8.3 shall be true and correct on and as of the Closing Date as if made on and as of such date (without reference to any modifications thereof contained in the certificate delivered by Equitable to Purchaser pursuant to subsection 8.6.3), except for breaches thereof, if any, which do not in the aggregate have a material adverse affect on the value of the Malls taken as a whole.
    11.2 Performance of Obligations. Equitable shall have executed and/or delivered or caused to be delivered at Closing all of the documents and instruments required by this Agreement to be executed and/or delivered by Equitable and shall have taken all other actions and fulfilled all other covenants and conditions required of Equitable under this Agreement in all material respects.
    11.3 Title. Purchaser shall not elect or be entitled to elect to terminate this Agreement pursuant to Section 14.1 and the Title Company shall be prepared to issue to Purchaser one or more owner's policies of title insurance for the Malls in an aggregate amount equal to the Purchase Price, subject only to the Permitted Encumbrances.
    11.4 Estoppels. Purchaser shall have received the estoppels required by subsections 17.1.1, 17.1.2 and 17.1.4 and the condition set forth in Section 17.3 shall be satisfied.
    11.5 Required Consents. All of the Required Consents shall have been obtained.
    11.6 Rating Agency Approval. Subject to the provisions of subsection 3.3.1, the parties shall have received the Rating Agency Approval.
     If any of the foregoing conditions is not satisfied and, as a result, the Closing does not occur, the Deposit or Letter(s) of Credit shall be returned to Purchaser, this Agreement shall terminate and neither party shall have any further rights or obligations under the Agreement except as otherwise specifically provided herein; provided, however, that if any such condition is not satisfied due to Equitable's default, Purchaser shall have the rights provided for in Section 16.2.
    12. Risk of Loss.
         12.1 Substantial Casualty. If prior to the Closing any Mall shall suffer any Substantial Casualty, Purchaser shall nevertheless be required to close title to all Malls hereunder. In the event of any such Substantial Casualty Equitable shall provide prompt written notice thereof to Purchaser, and Purchaser shall give written notice to Equitable within twenty (20) business days after Purchaser receives Equitable's written notice that Purchaser elects on the Closing Date either (i) to purchase all of the Malls, in which event Section 12.3 shall apply, or (ii) to purchase all of the Malls other than the Mall affected by such Substantial Casualty, in which event the Purchase Price payable at the Closing shall be reduced by that portion thereof which is allocated to the damaged Mall, as agreed by Equitable and Purchaser (the "Allocated Price") and Purchaser shall remain obligated to purchase the damaged Mall as hereinafter provided. If Purchaser shall make the election set forth in clause (ii) above, (a) the Closing shall take place as to all of the Malls other than the damaged Mall, (b) Escrow
Agent shall retain in escrow pursuant to the terms of this Agreement that portion of the Deposit which bears the same proportion thereto as the Allocated Price bears to the Purchase Price (or the Letter(s) of Credit held by Equitable shall be reduced to such aggregate amount), (c) Equitable shall proceed with reasonable diligence to repair and restore the damaged Mall substantially to its condition immediately prior to such Substantial Casualty at Equitable's sole cost and expense, (d) Equitable shall be entitled to all insurance proceeds payable by reason of such Substantial Casualty, and (e) upon completion of such repair and restoration, Equitable and Purchaser shall consummate the sale of the affected Mall on the terms and conditions set forth in this Agreement applicable thereto.
      12.2 Substantial Taking. If prior to the Closing any Mall shall be subject to a Substantial Taking (it being agreed that the condemnation of a portion of the Lindale Mall referred to in Exhibit T shall not be deemed to be a Substantial Taking under this Section 12.2), Equitable shall promptly deliver written notice thereof to Purchaser, and Purchaser shall have the right to terminate this Agreement by giving written notice to Equitable within twenty (20) business days after Purchaser receives Equitable's written notice of such taking. If this Agreement is so terminated by Purchaser, Escrow Agent shall return the Deposit and the Income to Purchaser (and Equitable and Purchaser shall execute a written instruction to Escrow Agent to do so), or Equitable shall return the Letter(s) of Credit to Purchaser, and neither party shall have any further obligations or liabilities hereunder, or otherwise with respect to the subject matter hereof, except as otherwise expressly provided herein to the contrary. If Purchaser shall fail to deliver timely the aforesaid notice of termination, then Purchaser shall irrevocably be deemed to have elected to proceed to the Closing and to waive such termination right, in which event the provisions of Section
12.3 shall apply.
    12.3 Other Casualty or Taking. Notwithstanding the foregoing, in the event of any Casualty or Taking that does not constitute a Substantial Casualty or a Substantial Taking, as the case may be, or if Purchaser shall, notwithstanding a Substantial Casualty or a Substantial Taking, elect or be deemed to have elected to proceed to Closing pursuant to clause (i) of Section 12.1 or pursuant to Section 12.2, as the case may be, this Agreement and the obligations of Equitable and Purchaser hereunder shall remain in full force and effect except that
(i) Purchaser shall accept the Malls notwithstanding such damage or taking and shall pay the full Purchase Price therefor and (ii) at the Closing (a) Equitable shall assign to Purchaser all of its right, title and interest in and to all insurance proceeds (including, without limitation, business interruption or rent insurance proceeds) payable by reason of such Casualty or all awards payable by reason of such Taking (other than any such award payable in respect of the pending condemnation of a portion of the Lindale Mall, which shall be retained by and payable to Equitable), and, in the case of insurance proceeds, shall credit against the Purchase Price the amount of any deductible under Equitable's insurance policies, and (b) Equitable shall pay over to Purchaser the amount of such proceeds or award, if any, received by Equitable prior to the date of the Closing, and (c) Equitable shall not settle or compromise any claim for such proceeds or award without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Equitable shall be entitled to receive or retain out of any such insurance proceeds or award (i) any amounts expended by Equitable to restore or protect the Malls, with the prior reasonable approval of Purchaser, and (ii) in the case of insurance proceeds, loss of rents by reason of the fire or other casualty suffered by Equitable prior to the Closing, which entitlement shall survive the Closing.
     13.  Operation of the Malls Until Closing.
       13.1 Standard of Operation. From the date hereof until the Closing, Equitable shall (a) use reasonable efforts to maintain, for the benefit of Purchaser following the Closing, the good will of Tenants, prospective tenants, vendors and other parties having business relations with Equitable in respect of the Malls; (b) pay its debts (or in good faith contest the same) and perform its obligations in respect of the Malls as they become due; (c) maintain all of the Malls in the same manner and condition that exists on the date hereof, as such condition shall be altered by reason of Casualty, Taking and/or normal wear and tear (provided, that Equitable shall not be obligated to make any capital improvements, repairs or replacements to any Mall); (d) without the express written consent of Purchaser, not (i) modify any Lease, (ii) enter into any new Lease or extend or renew an existing Lease unless either the terms thereof are set forth in the list of pending lease transactions annexed hereto as Exhibit Z, or the provisions of Section
13.2 are complied with (other than renewals or extensions resulting from the exercise by a Tenant of a currently existing renewal or extension option), (iii) cancel or terminate any Lease or take any action to enforce any Lease which would have the effect of canceling or terminating the same, (iv) enter into a new reciprocal easement and operating agreement or similar agreement or amend or modify, consent to the assignment of or waive any material right under the Operating Agreements, (v) make any material alterations to any Mall or enter into any new contracts or extend or renew or cancel any Other Agreement relating to material capital expenditures, (vi) enter into any other new contracts or extend, renew or cancel any of the Other Agreements, except for contracts executed in the ordinary and usual course and business and in accordance with past practices and policies which can be terminated without penalty or payment upon not more than thirty (30) days prior notice, (vii) amend, modify or terminate any of the Ground Leases,
(viii) terminate the Management Agreement. (ix) modify any of the documents which evidence or secure the Existing Financing or prepay the Existing Financing in whole or in part, or (x) enter into any material agreement the effect of which is to cause Equitable to be unable to convey title to the Malls to Purchaser subject only to the Permitted Encumbrances; and (e) otherwise operate the Malls in the ordinary course of business and consistent with current practice.
       13.2 Leasing. If between December 15, 1997 and the Closing Date, Equitable desires to enter into any new Lease, or renewal of an existing Lease of space in a Mall which is not set forth in the list of pending lease transactions annexed hereto as Exhibit Z, Equitable shall give Purchaser notice (the "New Lease Notice") which sets forth with respect to such proposed new Lease or Lease renewal, (i) the name of the prospective tenant, (ii) the term of the Lease, (iii) the Rents payable under the Lease, (iv) the location and size of the premises, (v) the permitted uses under the Lease, (vi) the expenses associated with the consummation of the Lease, including without limitation leasing commissions, tenant improvement costs, tenant allowances and the like, and (vii) any concessions or free Rent being granted, and which sets forth on its face the substance of the last sentence of this Section
13.2. No such Lease shall be entered into by Equitable without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. If Purchaser does not respond to any New Lease Notice within five (5) Business Days after its receipt thereof, Purchaser shall be conclusively deemed to have approved the new Lease or Lease renewal which is the subject of such New Lease Notice and Equitable shall have the right to enter into such new Lease or Lease renewal.
     14.  Title to the Mall.
        14.1 Title Defects. If on the Closing Date Equitable shall be unable to cause title to the Malls to be in accordance with the terms of this Agreement as a result of any exception to title that is not a Permitted Exception, Purchaser may terminate this Agreement by notice to Equitable delivered on or prior to the Closing Date, as the same may have been extended, in which event this Agreement shall be terminated and of no further force or effect, the Deposit or Letter(s) of Credit shall be returned to Purchaser, and neither party shall have any obligations of any nature to the other hereunder or by reason hereof, except as to those obligations hereunder that are specifically stated to survive such termination. Equitable shall be under no obligation to take any steps or to institute or prosecute any action or proceedings, or expend any sums of money, to remove from title to the Mall any defect, encumbrance or objection to title; provided, however, that Equitable shall be responsible for discharging any liens or encumbrances which do not constitute Permitted Encumbrances, which can be discharged solely by the payment of a sum of money not in excess of the sum of $5,000,000 in the aggregate which arise solely on account of obligations undertaken or actions performed by Equitable. Equitable may use any part of the Purchase Price to discharge the same, provided that Equitable shall deliver to Purchaser at the Closing instruments in recordable form sufficient to discharge such liens and encumbrances of record. Except for Equitable's failure to discharge such liens or encumbrances as aforesaid up to an aggregate amount of $5,000,000, Equitable shall not be deemed in default of this Agreement, and Purchaser shall not be entitled to damages of any kind, if Equitable shall fail or be unable to cause title to the Mall to be in the condition called for by this Agreement, nor shall Purchaser in such circumstances be entitled to specific performance of this Agreement. In no event shall Equitable be obligated to discharge any mechanic's or similar lien created by a Tenant in occupancy at the Closing whose Lease is in full force and effect and in good standing (as described in subsection 4.1.7) or an Adjoining Owner, but Equitable shall use reasonable efforts to cause such Tenant or Adjoining Owner to do so.
      14.2 Waiver by Purchaser. Purchaser, at its election, may at the Closing accept such title as Equitable can convey, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Equitable by reason thereof.
      14.3  Deeds Full Performance; Survival.  The acceptance of the
Deeds and other closing documents by Purchaser from Equitable shall be deemed full performance on the part of Equitable of all of its obligations under this Agreement, except as to any such obligation which is specifically stated in this Agreement to survive the Closing or is expressly contained in documents delivered at Closing. Except where otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall survive the Closing.
    15.   Brokers, etc.
        15.1 Equitable's Representation. Equitable represents and warrants to Purchaser that Equitable dealt with no broker, finder or like agent who might claim a commission or fee in connection with the transaction contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transaction contemplated herein other than Goldman, Sachs & Co. ("Broker"). The fees of Broker shall be paid by Equitable pursuant to a separate agreement between Equitable and Broker. Equitable agrees to indemnify and hold harmless Purchaser and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party, including, without limitation, Broker, who claims to have dealt with Equitable or any affiliate thereof in connection with this transaction.
       15.2 Purchaser's Representation. Purchaser represents and warrants to Equitable that neither Purchaser, nor any affiliate thereof, has dealt with any broker, finder or like agent who might claim a commission or fee in connection with the transaction contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transaction contemplated herein, other than Broker. Purchaser agrees to indemnify and hold harmless Equitable and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party other than Broker who claims to have dealt with Purchaser or any affiliate thereof in connection with this transaction.
       15.3 Survival. The provisions of this Article 15 shall survive the Closing or the termination of this Agreement.
   16.   Default; Remedies.
       16.1 Purchaser's Default. If at the Closing Date the conditions to the obligation of Equitable to close title as set forth in Article 10 have not been fulfilled on account of the default of Purchaser in performing any of its obligations hereunder, and the Closing does not occur as a result thereof, then Equitable shall be entitled as its sole and exclusive remedy to terminate this Agreement and receive the Deposit from the Escrow Agent or draw upon the full amount of the Letter(s) of Credit as liquidated damages for Purchaser's default (and in such circumstances Purchaser shall, if applicable, join with Equitable in a written instrument to Escrow Agent to pay the Deposit to Equitable). Purchaser and Equitable agree that such liquidated damages are based in part upon the following damages which Equitable will suffer on account of a default by Purchaser and the failure of the Closing to occur, which damages Purchaser and Equitable agree are incapable of an exact determination of amount: the removal of the Malls from the real estate market and the loss of the possibility of obtaining a new purchaser during such time at a higher amount; the possibility of being unable to find a new purchaser for the amount of the Purchase Price after Purchaser's default; various restrictions related to the management and maintenance of the Malls during the period of this Agreement; the inconvenience and expense of remarketing the Malls for sale; and the expense of negotiating and documenting a new transaction; and that the Deposit is a reasonable estimate of Equitable's damages.
      16.2 Equitable's Default. If at the Closing Date the conditions to the obligation of Purchaser to close title as set forth in Article 11 have not been fulfilled on account of the default of Equitable hereunder, and the Closing shall not occur as a result thereof, then Purchaser shall be entitled to pursue, at its election, either of the following as its sole and exclusive remedy: (i) terminate this Agreement and have the Deposit returned to it by the Escrow Agent or the Letter(s) of Credit returned to it by Equitable, or (ii) seek specific performance of Equitable's obligations under this Agreement. Purchaser hereby waives any right to sue Equitable for damages (including consequential damages) for any default by Equitable hereunder but if the Closing occurs such waiver shall not apply to damages to which Purchaser may be entitled hereunder by reason of any breach by Equitable of any of its warranties or representations hereunder which survive the Closing; provided, however, that in the event of a willful default by Equitable which would render the remedy of specific performance unavailable to Purchaser, Purchaser may seek damages (but not consequential damages) from Equitable provided that Purchaser has sought and been unable to pursue the remedy of specific performance within six months after the occurrence of such default.
      16.3 Survival. The provisions of this Article 16 shall survive the termination of this Agreement.
    17.   Estoppels.
       17.1 Required Estoppels. At or before the Closing Equitable shall deliver to Purchaser the following estoppel letters:
            17.1.1 estoppel letters from all Anchors which are parties to Operating Agreements, such estoppel letters to be in substantially the form annexed hereto as Exhibit U; provided, however, that if any Operating Agreement provides for the form or content of an estoppel letter, Purchaser shall accept an estoppel letter as called for therein if an Anchor refuses to execute one in the form annexed hereto as Exhibit U after being requested to do so by Equitable;
           17.1.2 estoppel letters from (i) all Anchors which are Tenants under Leases, if any, and (ii) from 70% of all other Tenants at each Mall (other than Tenants under Leases consisting of licenses and concession agreements which have terms, including any rights to renew or extend, not in excess of six (6) months), such estoppel letters to be in substantially the form annexed hereto as Exhibit V; provided, however, that if any Lease provides for the form or content of an estoppel letter, Purchaser shall accept an estoppel letter as called for therein if any Tenant refuses to execute one in the form annexed hereto as
Exhibit V after being requested to do so by Equitable; and
          17.1.3  estoppel letters from the lessors under the Ground
Leases listed in paragraphs 1 and 3 of Exhibit C annexed hereto, such estoppel letters to be in substantially the form annexed hereto as Exhibit AA or in the form, if any, provided for in the applicable Ground Lease.
     17.2 Additional Estoppels. Equitable shall request and shall use reasonable efforts to obtain and deliver to Purchaser at or before the Closing the following additional estoppel letters:
         17.2.1   an estoppel letter from the lessor under the Ground
Lease listed in paragraph 2 of Exhibit C annexed hereto, such estoppel letter to be in substantially the form annexed hereto as Exhibit AA; and
          17.2.2 an estoppel letter from the Trustee under the Existing Financing containing the information required of the Trustee under
Section 41 of the Mortgage;
provided, that the delivery of any of such estoppel letters shall not be a condition to Purchaser's obligation to close title hereunder.
       17.3 No Default. Equitable shall not be in default under this Agreement if one or more estoppel letters signed by Anchors, Tenants or other third parties set forth allegations or facts at variance with statements in the forms annexed hereto as exhibits, but it shall be a condition to Purchaser's obligation to close the transaction provided for herein that such estoppel letters, taken as a whole, do not in Purchaser's reasonable judgment reveal facts which when aggregated with those matters revealed in the certificate delivered pursuant to subsection 8.6.3, and the knowledge obtained by Purchaser as described in subsection 8.6.4, have a material adverse effect on the value of the Malls, taken as a whole. For purposes of this Section 17.3, matters disclosed in any estoppel letter which, under the terms of this Agreement or any instrument or document delivered pursuant hereto, it is Equitable's obligation to pay or rectify shall not be deemed to have an adverse effect on the value of the Malls.
        17.4 Seller's Estoppels. If Equitable shall be unable to deliver any such estoppel certificate from any Anchor pursuant to Sections
17.1.1 or 17.1.2 currently in bankruptcy, then Equitable may, at its option, deliver to Purchaser at Closing, and, if so delivered, Purchaser shall accept in lieu of the Anchor estoppel certificate in question, in respect of the applicable Lease or Operating Agreement, as the case may be (but in no event more than one for each Anchor at a Mall which is currently in bankruptcy), a certificate of Equitable ("Seller's Estoppel Letter") with respect to those matters set forth in the applicable form of estoppel certificate attached hereto, which Seller's Estoppel Letter may be limited to Equitable's knowledge as appropriate, and which shall contain the same limitations on survival, liability, knowledge and other matters set forth elsewhere in this Agreement as if the representations set forth therein were set forth in Section 8.3 hereof. In addition,
(i) if Equitable shall be unable to deliver up to two (2) such estoppel certificates from any Anchor pursuant to Sections 17.1.1 or 17.1.2 not currently in bankruptcy, then Equitable may, at its option, deliver to Purchaser at Closing and if so delivered Purchaser shall accept in lieu of each of the two (2) or fewer Anchor estoppel certificates in question, in respect of the applicable Lease or Operating Agreement, as the case may be, a Seller's Estoppel Letter with respect to those matters set forth in the applicable form of estoppel certificate attached hereto, which Seller's Estoppel Letter may be limited to Equitable's knowledge as appropriate, and which shall contain the same limitations on survival, liability, knowledge and other matters set forth elsewhere in this Agreement as if the representations set forth therein were set forth in Section 8.3; or (ii)if Equitable shall be unable to deliver more than two (2) such estoppel certificates from any Anchor pursuant to Sections 17.1.1 or 17.1.2 not currently in bankruptcy, then Equitable may, at its option, deliver to Purchaser at Closing, and if so delivered Purchaser shall accept in lieu of each of the Anchor estoppel certificates in question, in respect of the applicable Lease or Operating Agreement, as the case may be, a certificate of Equitable ("DS Estoppel Certificate") with respect to those matters set forth in the applicable form of estoppel certificate attached hereto, which DS Estoppel Certificate may be limited to Equitable's knowledge as appropriate and which shall contain the same limitations on knowledge and other matters as set forth elsewhere in this Agreement as if the representation set forth therein were set forth in Section 8.3; provided, however, that Equitable may in no event deliver more than six (6) DS Estoppel Certificates as provided in this subsection 17.4, there shall be no more than one (1) DS Estoppel
Certificate for any one Mall and the limitation on survival set forth in subsection 8.6.1 and the provisions of subsection 8.6.2 shall not apply to any DS Estoppel Certificate.
          17.5   If Equitable elects not to deliver any Seller's
Estoppel Certificate or DS Estoppel Certificate, Equitable shall not thereby be deemed to be in default hereunder and Purchaser's sole remedy shall be that which is set forth in Article 11. At Equitable's request and expense, Purchaser shall cooperate with Equitable and provide
Equitable with reasonable assistance in its attempt to obtain estoppel letters from Anchors and Tenants required hereunder.
  18. Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications which are required or permitted to be given under this Agreement or which either party desires to give with respect to this Agreement shall be in writing and shall be delivered by hand or sent by telecopy (with the original sent by first-class mail, postage prepaid), or sent postage prepaid, by registered or certified mail, return receipt requested, or by reputable overnight courier service addressed to the party to be notified as follows (or to such other address as such party shall have specified at least ten (10) days prior thereto by like notice) and shall be deemed given when so delivered by hand, telecopied, or if mailed, three (3) Business Days after mailing (one (1) Business Day in case of overnight courier service), as follows:

          if to Equitable, to:

          ERE Yarmouth
          3424 Peachtree Road, N.E.
          Suite 800
          Atlanta, Georgia 30326
          Attn:  Douglas T. Healy
          Telecopier:  (404) 848-8916

          with copies at the same time to:

          ERE Yarmouth
          3424 Peachtree Road, N.E.
          Suite 800
          Atlanta, Georgia  30326
          Attn:  Suman P. Gera
          Telecopier:  (404) 848-8916

          with copies at the same time to:

          Paul, Weiss, Rifkind, Wharton & Garrison
          1285 Avenue of the Americas
          New York, New York 10019-6064
          Attn:  Walter F. Leinhardt, Esq.
          Telecopier:  (212) 373-2771
          if to Purchaser, to:

          115 West Washington Street
          Indianapolis, Indiana  46204
          Attn: Bruce Gobeyn
          Telecopier:  (317) 685-7221

          and

          The Macerich Company
          2 Galleria Tower
          13455 Noel Rd., Suite 1480
          Dallas, Texas  75240
          Attn:  Edward Coppola
          Telecopier:  (972) 458-7021

          with copies at the same time to:

          115 West Washington Street
          Indianapolis, Indiana  46204
          Attn:  James M. Barkley, Esq.
          Telecopier:  (317) 685-7221

               and

          The Macerich Company
          233 Wilshire Blvd., Suite 700
          Santa Monica, California  90401
          Attn:  Richard Bayer, Esq.
          Telecopier:  (310) 395-2791

  19. Further Assurances. Each of Equitable and Purchaser agrees, at any time and from time to time after the Closing, to execute, acknowledge, where appropriate, and deliver such further instruments and documents and to take such other action as the other party may reasonably request in order to carry out the intents and purposes of this Agreement, provided that such request is made by notice given within two (2) years after the Closing Date. If required by the other party, the party making the request will bear the reasonable cost involved. Neither party shall be required to execute any instrument or document pursuant to this Article 19 which would increase the liability or obligations of such party over that provided for in this Agreement and the instruments and documents executed by such party pursuant hereto. The provisions of this Article 19 shall survive the Closing.
  20. Captions. The article and section titles or captions in this Agreement and the Table of Contents and the Schedule of Exhibits prefixed hereto are for convenience only and shall not be deemed to be part of this Agreement.
  21. Governing Law; Construction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York applicable to contracts negotiated, executed and to be performed wholly within such State; provided, however, that matters relating to title to a Mall or instruments conveying or affecting such title shall be governed by the laws of the state in which such Mall is located.
Each party hereto acknowledges that it was represented by counsel in connection with this Agreement and the transactions contemplated herein, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and the documents and instruments to be delivered hereunder, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the documents and instruments to be delivered hereunder.
  22. Entire Agreement; No Third Party Beneficiary, etc. This Agreement, including all Exhibits, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. The parties have made no representations with respect to the subject matter of this Agreement and have given no warranties with respect to the subject matter hereof except as expressly provided herein and/or expressly provided in the documents delivered at Closing. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm, corporation or other entity other than the parties hereto. The provisions of this Article 22 shall survive the Closing or termination of this Agreement.
  23. Waivers; Extensions. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts. Whenever in this Agreement it is provided that a document, such as an estoppel letter or good standing certificate, must be dated within a specified number of days prior to the Closing Date, the reference to the Closing Date in each such provision shall be deemed to be February 2, 1998 and not any date to which such Closing Date may be adjourned by agreement of the parties hereto. The provisions of this Article 23 shall survive the Closing or termination of this Agreement.
  24. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.
  25.  Transaction Expenses; Fees and Disbursements of Counsel, etc.
       25.1 Transaction Expenses. Equitable shall pay recording fees and charges for documents required to remove exceptions to title which do not constitute Permitted Exceptions and/or the cost of causing the Title Company to omit or insure over any such exceptions, the cost of updating the survey for each Mall, the fees of the Broker and all costs incurred in connection with obtaining the Required Consents. Equitable and Purchaser shall each pay one-half of all recording charges and escrow fees (except as provided in the preceding sentence) and one-half of any documentary stamp taxes and surtaxes, transfer taxes and similar charges payable in connection with the conveyance of the Malls by Equitable to Purchaser. Purchaser shall pay the premiums for the owners policies of title insurance issued to Purchaser at Closing. Equitable shall pay all costs necessary to obtain the Rating Agency Approval (exclusive of Purchaser's attorneys' fees, which shall be paid by Purchaser).
      25.2 Other Expenses. Subject to Section 25.1, each party shall pay its own expenses in connection with the transaction contemplated in this Agreement, including the fees, disbursements and charges of its own counsel, accountants, consultants, experts and other advisors in connection with the negotiation and preparation of this Agreement and the Closing.
      25.3 Financial Statements; Appraisals. Equitable shall, at its sole cost and expense, cause to be prepared and delivered to Purchaser the audited financial statements and appraisals of the Malls for 1997 which are required pursuant to the Existing Financing, as well as common area maintenance expense calculations for each of the Malls for 1997, such calculations to be in the form utilized in previous years are to be audited if the calculations for previous years were audited. Further, Equitable shall assist Purchaser in obtaining comfort letters and similar documentation as may be required to permit Purchaser and its affiliates to comply with applicable public reporting requirements including Regulation Sx.
      25.4 Survival. The provisions of this Article 25 shall survive the Closing or (except for Section 25.3) the termination of this Agreement.
   26. Assignment. Purchaser shall not, without the prior written consent of Equitable, assign this Agreement or its rights hereunder, in whole or in part, to any other person or entity; provided, however, that Purchaser may designate a nominee to take title to the Malls at Closing so long as such nominee is controlled by or under common control with Purchaser and Rating Agency Approval has been obtained with respect to such nominee.
   27. Counterparts. This Agreement may be executed in counterparts, each of which (or any combination of which, signed by all of the parties) shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.
   28. No Recording. The parties agree that neither this Agreement nor any memorandum or notice hereof shall be recorded or filed in any public records except as required by law. If Purchaser violates the terms of this Article, Equitable, in addition to any other rights or remedies it may have, may immediately terminate this Agreement by giving notice to Purchaser of its election so to do and receive and retain the Deposit or draw upon the Letter(s) of Credit as liquidated damages in accordance with Section 16.1. The provisions of this Article shall not be construed as preventing Purchaser from filing a lis pendens against the Malls in the event it institutes any litigation against Equitable with respect to the transaction provided for herein and, under applicable law, it is entitled to file such lis pendens. The provisions of this Article shall survive the Closing or any termination of this Agreement.
   29. Unitary Transaction. The parties hereto agree that if the Closing is to occur, it must be in respect of all thirteen Malls, subject to Article 12, and unless the parties hereafter otherwise agree, Purchaser shall not have the right to acquire, and Equitable shall not have the right to require Purchaser to acquire, fewer than all of the Malls.
   30. Prevailing Party's Attorneys' Fees. In connection with any litigation, including appellate proceedings, initiated by a party hereto against the other party hereto and arising out of this Agreement or any instrument or document executed pursuant hereto, the party adjudicated to be the substantially prevailing party shall be entitled to recover reasonable attorneys' fees and disbursements from the other party. The provisions of this Article shall survive the Closing or the termination of this Agreement.
   31. Radon Gas Notification.  In accordance with Florida Statutes
Section 404.056, Equitable hereby notifies Purchaser that radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.
Additional information regarding radon and radon testing may be obtained from the county public health unit.
   32. Energy-Efficiency Rating Disclosure. In accordance with Florida Statutes Section 553.996, Purchaser may have the energy-efficiency rating of Lake Square Mall determined. Purchaser acknowledges that it has received from Seller a copy of The Florida Building Energy-Efficiency Rating System Brochure as provided by the State of Florida Department of Community Affairs.
  33. Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT EITHER PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THE MALL, THE CONVEYANCE INSTRUMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS TRANSACTION AND SHALL SURVIVE THE CLOSING OR THE TERMINATION OF THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                      SELLER:

                      THE EQUITABLE LIFE ASSURANCE
                      SOCIETY OF THE UNITED STATES


                      By:
                              Name:_____________________________________

                              Title:____________________________________


                         PURCHASER:

                      SM PORTFOLIO PARTNERS, a
                      Delaware general partnership
                      By: MACERICH EQ LIMITED PARTNERSHIP, a California limited partnership, a general partner
                           By: MACERICH EQ GP CORP., a Delaware corporation, its general partner

                                By:
                                Its:

                      By:  SDG EQ DEVELOPERS
                           LIMITED PARTNERSHIP, a Delaware limited
                           partnership, a general partner
                           By:  SDG EQ ASSOCIATES, INC., a Delaware
                                corporation, its general partner

                                   By:
                                   Its:

The undersigned has executed this Agreement solely for the purpose of agreeing to be bound by the provisions of Section 3.2

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:
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